OMB APPROVAL

OMB Number:	3235-0059
Expires:	January 31, 2008
Estimated average burden hours per response	14

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Citizens First Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

525 Water Street
Port Huron, Michigan 48060
               April 21, 2008
Dear Stockholder:
You are cordially invited to attend the annual meeting of stockholders of Citizens First Bancorp, Inc. The meeting will be held at the Harborside Office Center, 1411 Third Street, Port Huron, Michigan, on Thursday, May 22, 2008 at 10:00 a.m., local (Eastern) time.
The notice of annual meeting and proxy statement appearing on the following pages describes the formal business to be transacted at the meeting. Directors and officers of the Company, as well as a representative of BDO Seidman, LLP, the Company’s independent registered public accounting firm, will be present to respond to appropriate questions of stockholders.
It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card promptly. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.
We look forward to seeing you at the meeting.

Sincerely,

Marshall J. Campbell
Chairman of the Board, President
and Chief Executive Officer

525 Water Street
Port Huron, Michigan 48060
Notice of Annual Meeting of Stockholders
On Thursday, May 22, 2008, Citizens First Bancorp, Inc. (the “Company”) will hold its annual meeting of stockholders at the Harborside Office Center, 1411 Third Street, Port Huron, Michigan. The meeting will begin at 10:00 a.m., local (Eastern) time. At the meeting, the stockholders will consider and act on the following:
1.	The election of three directors to serve terms of three years;

2.	The ratification of the appointment of BDO Seidman, LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2008;

3.	The approval of the Amended and Restated Citizens First Bancorp, Inc. Employee Stock Purchase Plan.

4.	The transaction of any other business that may properly come before the meeting.
The Board of Directors is not aware of any other business scheduled to come before the meeting.
Only stockholders of record at the close of business on March 21, 2008 are entitled to receive notice of and to vote at the meeting and any adjournment or postponement of the meeting. Please complete and sign the enclosed form of proxy, which is solicited by the Board of Directors, and mail it promptly in the enclosed envelope. The proxy will not be used if you attend the meeting and vote in person.

By order of the Board of Directors,

Timothy D. Regan Secretary
Port Huron, Michigan
April 21, 2008
Important: The prompt return of proxies will save the Company the expense of further requests for proxies in order to ensure a quorum. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States.

Citizens First Bancorp, Inc.
525 Water Street
Port Huron, Michigan 48060
Proxy Statement for Annual Meeting of Shareholders to be held May 22, 2008
Introduction
     This Proxy Statement (“Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors of Citizens First Bancorp, Inc. (the “Company”) to be used at the 2008 Annual Meeting of stockholders of the Company (the “Annual Meeting”). The Company is the holding company for Citizens First Savings Bank (the “Bank”). The Annual Meeting will be held at the Harborside Office Center, 1411 Third Street, Port Huron, Michigan on Thursday, May 22, 2008 at 10:00 a.m., local (Eastern) time. This Proxy Statement and the enclosed proxy card are being mailed on or about April 21, 2008 to stockholders of record on March 21, 2008 (the “Record Date”).
Voting and Proxy Procedure
Who Can Attend and Vote at the Meeting
     You are entitled to vote your shares of common stock, no par value, of Company (the “Common Stock”) at the Annual Meeting if the records of the Company show you held your shares as of the close of business on the Record Date. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials have been forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker on how to vote your shares of Common Stock at the Annual Meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee on how to vote your shares at the Annual Meeting.
     If you are a stockholder as of the close of business on the Record Date, you may, but are not required to, attend the Annual Meeting. However, if you hold your shares of Common Stock in street name, you will need proof of ownership to be admitted to the Annual Meeting. A recent brokerage statement or a letter from a bank or broker is acceptable examples of proof of ownership. If you want to vote your shares of Common Stock held in street name in person at the Annual Meeting, you will need to obtain a written proxy in your name from the broker, bank or other nominee who holds your shares.
     As of the close of business on the Record Date, a total of 8,223,968 shares of Common Stock were issued and outstanding. Each share of Common Stock is entitled to one vote on all matters submitted to the stockholders for a vote; provided, however, that pursuant to the Company’s Certificate of Incorporation a record owner of shares of Common Stock, which are beneficially owned, either directly or indirectly, by a person or entity that beneficially owns in excess of 10% of the Company’s issued and outstanding shares of Common Stock, is not entitled or permitted to any vote with respect to the shares of Common Stock held in excess of the 10% aggregate limit.
Vote Required
     A majority of the issued and outstanding shares of Common Stock entitled to vote is required to be represented at the Annual Meeting in order to constitute a quorum for the transaction of business. If you return valid proxy instructions or attend the Annual Meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.
     In voting on the election of the directors, you may vote your shares of Common Stock in favor of each nominee, withhold your vote for each nominee, or withhold your vote as to any nominee. Directors are elected by a plurality of the shares of Common Stock voted in favor of such nominees. This means the nominee receiving the greatest number of votes will be elected.
     In voting on the ratification of the appointment of BDO Seidman, LLP as independent registered public accounting firm, you may vote your shares of Common Stock for the proposal, against the proposal or abstain from voting. The ratification of BDO Seidman, LLP will be decided by the affirmative vote of a majority of the shares of Common Stock voting on such matter. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on the voting on this proposal.

     In voting on the approval of the Amended and Restated Citizens First Bancorp, Inc. Employee Stock Purchase Plan, you may vote your shares of Common Stock for the proposal, against the proposal or abstain from voting. The approval of the Amended and Restated Citizens First Bancorp, Inc. Employee Stock Purchase Plan will be decided by the affirmative vote of a majority of the shares of Common Stock voting on such matter. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on the voting of this proposal.
Voting by Proxy
     The Company’s Board of Directors is sending you this Proxy Statement and the enclosed proxy card to request that you allow your shares of Common Stock to be represented at the Annual Meeting by the proxy committee designated in the enclosed proxy card. All shares of Common Stock represented at the Annual Meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends a vote “for” each of the nominees for Director, and “for” ratification of BDO Seidman, LLP as independent registered public accounting firm for the fiscal year ending December 31, 2008; and “for” approval of the Employee Stock Purchase Plan.
     If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the members of the proxy committee designated in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the Annual Meeting in order to solicit additional proxies. If the Annual Meeting is postponed or adjourned, your shares of Common Stock may be voted by the proxy committee designated in the proxy card on the new meeting date as well, unless you have revoked your proxy. As of the date of this Proxy Statement, the Company does not know of any other matters to be presented at the Annual Meeting.
     You may revoke your proxy at any time before a vote is taken at the Annual Meeting. To revoke your proxy, you must either advise the Secretary of the Company in writing before your shares of Common Stock have been voted at the Annual Meeting, deliver a later dated proxy or attend the Annual Meeting and vote your shares in person by ballot. Attendance at the Annual Meeting will not in itself constitute revocation of your proxy.
     If your shares of Common Stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker, bank or nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form that is provided by your broker, bank or other nominee and which accompanies this Proxy Statement.
Proxy Solicitation
     Proxies may be solicited personally or by telephone by directors, officers and other employees of the Company and the Bank without any additional compensation. The Company will also request persons, firms and corporations holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from the beneficial owners and will reimburse those record holders for their reasonable expenses in doing so.
Participants in Citizens First Bancorp Inc. 2001 Stock Based Incentive Plan, Citizens First Savings Bank ESOP and 401(K) Plan
     If you participate in the Citizens First Savings Bank Employee Stock Ownership Plan (the “ESOP”) or if you hold shares of Common Stock through the Citizens First Savings Bank 401(k) Plan (the “401(k) Plan”), you will receive with this Proxy Statement a vote authorization form for each plan that will reflect all shares you may direct the trustees to vote on your behalf under these plans. Under the terms of the ESOP, all shares of Common Stock held by the ESOP are voted by the ESOP trustee, but each participant in the ESOP may direct the trustee how to vote the shares of Common Stock allocated to that participant’s account. Unallocated shares of Common Stock held by the ESOP, and the allocated shares for which no timely instructions are received, will be voted by the ESOP trustee in accordance with the exercise of its fiduciary duties. Under the terms of the 401(k) Plan, you are entitled to direct the trustee how to vote the shares of Common Stock credited to your account in the 401(k) Plan. The 401(k) Plan trustee will not vote the shares of Common Stock for which it does not receive timely instructions from participants. If you have received a restricted stock award under the Citizens First Bancorp, Inc. 2001 Stock Based Incentive Plan (“SBIP”), you will receive with this Proxy Statement a vote authorization form for those shares, by which you may direct the trustee of the trust (the “Rabbi Trust”) which holds shares of Common Stock for the benefit of SBIP participants, to vote those shares on your behalf. Shares of Common Stock held in the Rabbi Trust for the benefit of SBIP participants, for which no timely voting instructions are received, will be voted by the Rabbi Trust trustee in accordance with the exercise of its fiduciary duties.

Stock Ownership
Significant Stockholdings
     As of the Record Date, the following persons or entities were the only stockholders known to the Company to be beneficial owners of more than five percent (5%) of the Company’s issued and outstanding shares of Common Stock:

Name and Address of	Shares of Common	Percent
Beneficial Owner	Stock Owned	of Class

Private Capital Management (1) Bruce S. Sherman Gregg J. Powers 8889 Pelican Bay Blvd., Naples, Florida 34108	788,283	9.56%

Citizens First Foundation 525 Water Street, Port Huron, Michigan 48060	761,105	9.25%

Citizens First Savings Bank Employee Stock Ownership Plan (2) 525 Water St., Port Huron, Michigan 48060	723,943	8.80%

Keeley Asset Management Corp., (3) Kamco Thrift Partners Limited Partnership, John L. Keeley, Jr. 401 South LaSalle St., Chicago, Illinois 60605	808,801	9.83%

Dimensional Fund Advisors LP (4) Dimensional Holdings, Inc. 1299 Ocean Ave., Santa Monica, CA 90401	665,984	8.1%
Notes to Significant Stockholdings Table

(1)	Based on the Amendment No. 6 to Schedule 13G as filed by such beneficial owner with the Securities and Exchange Commission on February 14, 2008. Such beneficial owner discloses shared voting power and shared dispositive power over 787,683 shares of Common Stock. Bruce S. Sherman is CEO of Private Capital Management (“PCM”) and Gregg J. Powers is President. In these capacities, Messrs. Sherman and Powers exercise shared dispositive and shared voting power with respect to shares held by PCM’s clients and managed by PCM. Messrs. Sherman and Powers disclaim beneficial ownership for the shares held by PCM’s clients and disclaim the existence of a group.

(2)	Under the terms of the ESOP, the ESOP trustee will vote shares allocated to participants’ accounts in the manner directed by the participants. The ESOP trustee may vote unallocated shares, and allocated shares for which no timely voting instructions are received, in accordance with its fiduciary duties. As of the Record Date, 266,657 shares of Common Stock had been allocated to participants’ accounts and 457,286 shares remain unallocated under the ESOP.

(3)	Based on Schedule 13G as filed by such beneficial owners with the Securities and Exchange Commission on February 14, 2008. Such beneficial owners disclose sole voting over 795,401 shares of Common Stock and sole dispositive power over 808,801 shares of Common Stock as beneficially owned by Keeley Asset Management Corp., and sole voting and dispositive power over 17,629 shares as beneficially owned by John L. Keeley, Jr. Holders also filed an Exhibit 1 to the Schedule 13G in which they state they do not admit to being members of a “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934 with respect to any securities of the Company.

(4)	Based on Schedule 13G as filed by such beneficial owner with the Securities and Exchange Commission as of February 6, 2008. Such beneficial owner discloses sole voting and dispositive power over 665,984 shares of Common Stock.

Common Stock Held by Directors, Director Nominees and Named Executive Officers
     The following table sets forth the beneficial ownership as of the Record Date of the issued and outstanding Common Stock by each of the Company’s directors, director nominees and the Company’s named executive officers, as well as the directors, director nominees and named executive officers as a group.

	Shares of Common		Percentage
Name	Stock Owned (1)		of Class
Marshall J. Campbell	135,159	(2)	1.64%
Ronald W. Cooley	38,660	(3)	*
Walid Demashkieh, M.D.	12,276	(4)	*
Bethany Ann Belanger	0	(5)	*
Gerald R. Bouchard	500	(6)	*
Timothy D. Regan	68,841	(7)	*
J. Stephen Armstrong	49,134	(8)	*
Ronald DiCicco	0	(9)	*
Douglas E. Brandewie	19,316	(10)	*
Janice U. Whipple	9,300	(11)	*
Daniel G. Lockwood	2,000	(12)	*
Dan L. DeGrow	25	(13)	*
All directors, director nominees and named executive officers as a group (12 Persons)			4.08%

*	Less than 1%.
Notes for Director and Officer Beneficial Ownership Table

(1)	Except as otherwise noted, none of the named individuals holds with another person either voting or investment power. Includes shares held in the name of spouses, minor children, certain relatives, trusts, estates and certain affiliated companies as to which beneficial ownership may be disclaimed.

(2)	Includes 33,805 shares over which Mr. Campbell has voting, but not investment, power.

(3)	Includes 3,300 shares subject to options that are currently exercisable.

(4)	Includes 3,300 shares subject to options that are currently exercisable. Includes 700 shares owned by Dr. Demashkieh’s spouse in her IRA, for which Dr. Demashkieh disclaims beneficial ownership. Includes 4,071 shares held in trusts by Dr. Demashkieh’s spouse for which he disclaims beneficial ownership.

(5)	Ms. Belanger was appointed to the Company’s board of directors in December of 2007 and bought 1,000 shares of Company Common Stock on March 24, 2007.

(6)	Mr. Bouchard was appointed to the Company’s board of directors in July of 2006. His term on the Company’s board of directors expires on May 22, 2008.

(7)	Includes 4,300 shares over which Mr. Regan has voting, but not investment, power. Includes 5,000 shares owned by Mr. Regan’s spouse, for which Mr. Regan disclaims beneficial ownership. Includes 26,000 shares subject to options that are presently exercisable.

(8)	Includes 4,042 shares over which Mr. Armstrong has voting, but not investment, power. Includes 26,000 shares subject to options that are presently exercisable. Includes 390 shares owned by Mr. Armstrong’s spouse, for which Mr. Armstrong disclaims beneficial ownership.

(9)	The 5,000 shares over which Mr. DiCicco had voting, but not investment, power under Company’s 2001 Stock Based Incentive Plan were forfeited when his employment with the Company ended on February 25, 2008.

(10)	Includes 3,600 shares over which Mr. Brandewie has voting, but not investment, power. Includes 6,000 shares subject to options that are presently exercisable.

(11)	The reported shareholdings include 3,300 shares subject to options that are currently exercisable, and 5,000 shares owned by Mrs. Whipple’s husband’s IRA, for which Mrs. Whipple disclaims beneficial ownership.

(12)	Mr. Lockwood was appointed to the Company’s Board of Directors in December of 2007.

(13)	Mr. DeGrow is nominated for election at the Annual Meeting.
Proposal 1 — Election of Directors
     The Company’s Board of Directors currently consists of seven positions. The Board is divided into three classes. The classes have staggered three-year terms. The nominees for election this year are Ronald W. Cooley, Dan L. DeGrow, and Daniel G. Lockwood.
     On December 20, 2007, the Board of Directors (1) appointed Bethany Ann Belanger to fill a vacancy on the Company’s Board of Directors; (2) increased the number of directors who shall constitute the whole board from six to seven, with that additional directorship to expire at the annual meeting held in 2008; and (3) appointed Daniel G. Lockwood to the newly created directorship. Under the Company’s Bylaws, Mr. Bouchard is not eligible for re-election due to his age. In addition to nominating Messrs. Cooley and Lockwood, each of whom is an incumbent member of the Company’s Board of Directors, the Nominating Committee nominated Mr. DeGrow to succeed Mr. Bouchard on the Company’s Board of Directors.
     It is intended that the proxies solicited by the Board of Directors will be voted for the election of the nominees named above. If any nominee is unable to serve, the Proxy Committee designated in the proxy card would vote your shares to approve the election of any substitute nominee proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.
     The Board of Directors has determined that all Directors and nominees have met the independence standards of Rule 4200(a)(15) of the National Association of Securities Dealers listing standards with the exception of Marshall J. Campbell, who is the Chief Executive Officer of the Company. In making this determination, the Board of Directors took into account the transactions disclosed under the caption “Transactions with Related Parties” appearing later in this Proxy Statement. In making this determination, the Board has concluded that none of these members has a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director. Directors and nominees determined to be independent by the Board of Directors are Ronald W. Cooley, Bethany Ann Belanger, Walid Demashkieh, M.D., Gerald R. Bouchard, Janice U. Whipple, Daniel G. Lockwood and Dan L. DeGrow.
     The Executive-Nominating Committee of the Board of Directors recommends director candidates to the Board of Directors for nomination, in accordance with the Committee’s Charter and the Company’s Bylaws. The Executive-Nominating Committee has investigated and assessed the background and skills of potential candidates. Although the Executive-Nominating Committee is empowered to engage a third party search firm to assist, the Committee currently believes that the existing directors of the Company and its subsidiaries have significant networks of business contacts to identify candidates. Upon identifying candidates for serious consideration, the Committee meets with the full Board of Directors to assess, both objectively and subjectively, the relative qualifications which each candidate would bring to the Board of Directors. Any candidate who merited further consideration would subsequently interview with Committee members, and meet the Company’s Chief Executive Officer. The Executive-Nominating Committee would elicit feedback from all persons who met the candidate and then determine whether or not to recommend the candidate to the Board of Directors for nomination.
     The Company’s Bylaws currently provide for certain minimum requirements for Directors, including (1) at least one year’s residency in a county where the Company or one of its subsidiaries maintains a banking office, or a county contiguous to any such county, and (2) no directorship or executive officer position held at a competing financial institution. The Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics set forth the following criteria for Directors: independence (a majority of the Directors must be independent); honesty and integrity; willingness to devote sufficient time to fulfilling duties as a Director; particular experience, skills or expertise relevant to the Company’s business; depth and breadth of business and civic experience in leadership positions; and ties to the Company’s geographic markets. It is the policy of the Executive-Nominating Committee that all members of the Company’s Board of Directors be independent, with the exception of the Chief Executive Officer. Directors must also beneficially own at least 2,500 shares of Company Common Stock within a year of becoming a director. No director may be nominated by the Board to serve a new term after reaching age 75. The Company’s Corporate Governance Guidelines provide that shareholders may propose nominees by submitting the names and qualifications of such persons to the Chairman of the Executive-Nominating Committee. Submissions are to be addressed to the Chair of the Executive-Nominating Committee at the Company’s executive offices, which submissions will then be forwarded to the Chair. The Executive-Nominating Committee would then evaluate the possible nominee using the criteria outlined above and would consider such person in comparison to all other candidates. The submission should be made no later than December 31 of each year for consideration in regard to the next annual meeting of stockholders. The Executive-Nominating Committee is not obligated to recommend to the Board, nor the Board to nominate, any such individual for election.
     The Executive-Nominating Committee has not hired any director search firm in 2005, 2006, or in 2007 and, accordingly, paid no fees to any such firm. As indicated above, however, the Committee may do so in the future if necessary.
     Neither the Board nor the Executive-Nominating Committee has implemented a formal policy regarding Director attendance at the Annual Meeting. Typically, the Board holds its annual organizational meeting directly following the Annual Meeting, which results in most directors being able to attend the Annual Meeting. In 2007, all Company Directors attended the Annual Meeting.
     Information regarding the nominees and the Directors continuing in office is provided below. In addition, information regarding each of the Company’s Executive Officers is provided. Unless otherwise stated, each individual has held the described occupation for the last five years. The age indicated in each individual’s biographical information is as of December 31, 2007.
Nominees for Election of Director
     Ronald W. Cooley, age 61, has been a Director of the Company and the Bank since 2001. Mr. Cooley is the principal owner of Cooley Enterprises, a real estate development firm. He is also a real estate broker with O’Connor Realty, and several affiliated companies, all of which are real estate brokerage firms. All of these businesses operate in the Port Huron, Michigan and Detroit, Michigan areas. Mr. Cooley has served as a Board member and president of the Marysville Chamber of Commerce; Council member for the City of Marysville and was a member of the Board of Directors of The Commercial & Savings Bank of St. Clair County, a commercial bank located in St. Clair, Michigan, until its sale in 1997. He is currently an advisory trustee for The Community Foundation of St. Clair County. Mr. Cooley also is a member of the Board of Directors of Citizens First Foundation, Inc.
     Daniel G. Lockwood, age 59, has been a Director of the Company and the Bank since December 20, 2007. Mr. Lockwood is a Certified Public Accountant and is a member of both the American Institute of Certified Public Accountants and the Michigan Association of Certified Public Accountants. From 1980 until 2004 he served as Vice President and Chief Financial Officer for Sarnamotive Blue Water, Inc. (f/k/a Blue Water Plastics, Inc.), based in Marysville, Michigan, a Tier 1-1/2 international supplier to the automotive industry. Mr. Lockwood’s numerous volunteer activities include chairmanship of the City St. Clair’s Downtown Development Authority, and membership on the Finance Committee of the Community Foundation of St. Clair County.
     Dan L. DeGrow, age 54, is nominated for election to the Board of Directors of the Company. Mr. DeGrow has been the Superintendent of St. Clair County Regional Educational Service Agency (“RESA”) since January 1, 2003. RESA, which is one of 57 intermediate school districts in the State of Michigan, provides educational support services to St. Clair County’s seven K—12 public school districts. On July 1, 2007 Mr. Campbell was appointed by the governing bodies of St. Clair County’s seven K-12 school districts to serve on the governing body of RESA. Prior to his position with RESA, Mr. DeGrow served for 20 years in the Michigan Senate. He was elected in 1998 to the position of Senate Majority Leader, a position he held until his retirement from the Michigan Senate in 2002. Mr. DeGrow is affiliated with the American Association of School Administrators, the Michigan Association of Intermediate School Administrators, the Michigan Association of School Administrators, the River Area Superintendents’ Association, the St. Clair County Bar Association, and the State Bar of Michigan. Mr. DeGrow currently serves or has served on the following committees and/or advisory boards: Governor Granholm’s Emergency Financial Panel; Greater Port Huron Chamber of Commerce; Lt. Governor Cherry’s Commission on Higher Education and Economic Growth; Mercy Hospital Strategic Planning Committee, Michigan Early Childhood Investment Corporation Executive Committee and Corporate Board, Michigan Workforce Policy Reinvention Project Advisory Committee, St. Clair County Community Services Body Steering Committee, and United Way of St. Clair County Board of Directors.

Directors Continuing in Office
     The terms of the following Directors are scheduled to end at the Company’s Annual Meeting in 2009:
     Marshall J. Campbell, age 57, has been the Company’s Chairman of the Board of Directors since 2000. Mr. Campbell was appointed President and Chief Executive Officer of the Company in August 2001. In August 2001, Mr. Campbell was also appointed Chairman of the Board, President and Chief Executive Officer of the Bank. Mr. Campbell has been a Director of the Bank since 1997. Upon the Company’s acquisition of Metro Bancorp, Inc., Mr. Campbell was elected to serve on the Board of Directors of Metrobank, which was merged into the Bank on October 1, 2005. Prior to August 2001, Mr. Campbell served as President and Chief Executive Officer of Marshall E. Campbell Company, Inc. Mr. Campbell continued to serve on the Board of Directors of that company until December 31, 2003. Mr. Campbell served on the Board of Directors of The Commercial & Savings Bank of St. Clair County for nine years and on the Board of Directors of its holding company, Seaway Financial Corporation, for three years prior to their sale in 1997. Mr. Campbell also served as a Trustee of Blue Water Health Systems, Inc., the parent corporation of Port Huron Hospital, on whose board he served from 1989 until 1999. Mr. Campbell was Chairman of the Board of Port Huron Hospital for four of those years. Mr. Campbell has also previously served as a Trustee to the Port Huron Area School District and served as President of the Board of Education. Mr. Campbell is a Trustee, and a member of the Executive Committee, of The Community Foundation of St. Clair County, President of the Economic Development Alliance of St. Clair County and President of the St. Clair County Community College Foundation. Mr. Campbell is the Chairman of the Board of Directors of Citizens First Foundation, Inc. (the “Foundation”), and serves the Board as the President of the Foundation. Since July 1, 2007, Mr. Campbell has served on the governing body of St. Clair County Regional Educational Service Agency, which provides educational support services to St. Clair County’s seven K-12 school districts, and of which Mr. DeGrow serves as Superintendent.
     Bethany Ann Belanger, age 60, has been a Director of the Company and the Bank since December, 2007. She founded Atlanta-based Guarantee Insurance Resources in 1988. During her 11 years as its president, the company became one of the largest group catastrophic health insurance companies in the nation. In 1999, the company was sold to Houston Casualty Company. Currently, Ms. Belanger is involved in numerous philanthropic and charitable activities, including membership on the boards of Trustees for the Community Foundation of St. Clair County and the St. Clair County Community College Foundation. On March 5, 2002, Ms. Belanger was one of only six women in the State of Michigan to receive the first annual Governor’s Unsung Heroine Award, which was sponsored by then Michigan Governor John Engler, and granted by the Michigan Women’s Commission.
     The terms of the following Directors are scheduled to end at the Company’s Annual Meeting in 2010:
     Walid Demashkieh, M.D., age 59, has been a Director of the Company and the Bank since 2002. He serves as the Lead Director of the Company’s Board of Directors, and of the Bank’s Board of Directors. Dr. Demashkieh is a shareholder, director and the President of, and a board certified general surgeon with, Huron Surgical Clinic, P.C. located in Port Huron, Michigan. Dr. Demashkieh served as a member of the Board of Trustees of Port Huron Hospital from 1992 to 2002 and as its Chairman from 1999 to 2002. Dr. Demashkieh was Chief of Surgery of Mercy Hospital from 1997 to 1998 and Chief of Staff at Port Huron Hospital from 1989 to 1990.
     Janice U. Whipple, J.D., age 55, has been a Director of the Bank since 1995. She was elected to the board of directors of the Company at the annual meeting of the shareholders on May 24, 2007. Mrs. Whipple is the President and Chairman of the Board of Woman’s Life Insurance Society, a not-for-profit membership organization offering life insurance and annuities to its members as well as outreach programs that enable its members to make a difference in their communities. Mrs. Whipple joined Woman’s Life in 1979 serving as its general counsel before becoming its president in 1990. Mrs. Whipple currently serves or has served on the following boards, committees and/or advisory boards: National Fraternal Congress of America, Chair of the Board; President of the NFCA President’s Section and Law Section; St. Clair County Community Foundation, Advisory Board; Finance Committee, Women’s Initiative Steering and Education Committees; and the Port Huron Salvation Army Advisory Board.
Executive Officers
     In addition to Mr. Campbell, whose biographical information is set forth above, below is information regarding the other Executive Officers of the Company and the Bank:
     Timothy D. Regan, age 46, has been employed by the Company as its Secretary and Chief Financial Officer since 2000. Mr. Regan has been employed by the Bank since 1983. He has served as Senior Vice President and Secretary of the Bank since 1988 and was appointed its Chief Financial Officer in the fiscal year ended March 31, 2002. Mr. Regan is a member of the Bank’s Board of Directors. Mr. Regan has served as a member of the Board of Trustees of Port Huron Hospital since 2002.

     J. Stephen Armstrong, age 56, the Bank’s Senior Vice President and Chief Lending Officer, has served as the Bank’s Senior Vice President, Commercial Banking since 1999 and has been employed by the Bank since 1995. Mr. Armstrong is also responsible for the administration of commercial lending, business banking, cash management, and public funds services. Mr. Armstrong is Vice Chairman of the St. Clair County Community Mental Health Authority.
     William G. Oldford, Jr., age 42, has served as Bank’s Senior Vice President and Senior Trust Officer since 1999. Prior to that date, Mr. Oldford practiced law with the law firm of Christensen & Ehret. As Senior Trust Officer, Mr. Oldford is responsible for the management and administration of Bank’s Asset Management and Trust Department. Mr. Oldford is a member of the board of directors of the Boy Scouts of America — Blue Water Council, which he serves as Past-President. Mr. Oldford also serves as a Trustee of The Community Foundation of St. Clair County.
     Douglas E. Brandewie, age 48, has served as President of Citizens First Mortgage, L.L.C. since January 2005. Mr. Brandewie has 25 years of mortgage banking experience. Most recently, he was President of Mortgage Banking with Republic Bank of Ann Arbor, Michigan for seven years. Mr. Brandewie has served as a director with the Michigan Mortgage Lenders Association and Ohio Mortgage Bankers Association. Also, he was a member of the Federal National Mortgage Association and Federal Home Loan Mortgage Corporation advisory boards.
     Richard W. Stafford, age 42, is the Vice President of Retail Banking and Operations Services for the Bank. Mr. Stafford has 20 years of banking experience and has been associated with the Company for three years through his affiliation with Metrobank, formerly a subsidiary of the Company. He has a MBA from Walsh College and is a graduate of the ABA Graduate School at Georgetown University. Prior to his current position, he served in various retail banking, management, operational and IT positions at Metrobank, Comerica and Manufacturers Bank. He is currently responsible for Bank’s retail banking and Bank’s various operational services areas. Mr. Stafford serves on various chambers of commerce, and is an active “Wish Grantor” for the Make-A-Wish Foundation of Michigan.
     Ronald DiCicco, age 57, joined the Bank in August of 2005 as President of Metrobank, its then wholly owned subsidiary. Upon Metrobank’s merger into the Bank on October 1, 2005, Mr. DiCicco served as Regional President, responsible for all facets of banking and trust services for the Oakland County based branches of the Bank. Mr. DiCicco began his career with Manufacturers Bank, where he worked in retail, wholesale, and product management areas. He was also a Regional Manager for community banking and responsible for over 100 branch offices. Prior to joining Metrobank, Mr. DiCicco was employed with Comerica Securities, where he was National Sales Manager in charge of the Retail Sales Division. Mr. DiCicco’s employment with the Bank ended on February 25, 2008.
Board Meetings
     The Board of Directors of the Company met 15 times in 2007. All Directors attended each of the meetings of the Board of Directors for the period of time in which that Director served, except that Mr. Bouchard was absent from one meeting. All Directors attended all of the meetings of each committee on which that Director served for the period of time in which that Director served.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
     The Board of Directors has adopted the Citizens First Bancorp, Inc. Corporate Governance Guidelines, which may be found on the Company’s website at www.cfsbank.com. The Corporate Governance Guidelines require, at all times when the Chairman of the Board of Directors is not an independent director that the Board of Directors select from its independent directors a person to serve as the Lead Director. Among the responsibilities of the Lead Director, as set forth in the Corporate Governance Guidelines, is the responsibility to ensure that the Company’s Board of Directors functions independently of Company’s management. Dr. Demashkieh was selected as the Lead Director in 2007, and continues to serve in that capacity. The Board has also adopted the Citizens First Bancorp, Inc. Code of Business Conduct and Ethics, which may be found on the Company’s website at www.cfsbank.com.
Communications with the Board
     Shareholders may communicate directly to the Board of Directors in writing by sending a letter to the Board at: Citizens First Bancorp Board of Directors, 525 Water Street, Port Huron, MI 48060. All letters directed to the Board of Directors will be received and processed by the Corporate Secretary and will be forwarded to the Chairman of the Audit Committee without any editing or screening.

Committees of the Board
     The Board of Directors of the Company has standing Audit, Compensation, and Nominating Committees. The membership of these committees is noted below.
     Audit Committee. Dr. Demashkieh, Mr. Cooley, Mr. Lockwood and Mrs. Whipple are the members of the Audit Committee. Mr. Lockwood currently serves as Chairman of the Audit Committee.
     The Audit Committee met four times during 2007 and each member attended all of the meetings for the period of time during which that member served, except for Mr. Cooley who was absent twice and Mrs. Whipple who was absent once. The functions of this Committee include the engagement of an independent registered public accounting firm (“independent auditor”), reviewing with the independent auditor the plans and results of the audit engagement of the Company, approving the annual audit plan, reviewing the results of the procedures for internal auditing, reviewing the independence of the independent auditor, reviewing the Company’s financial results, reviewing Securities and Exchange Commission filings, reviewing the effectiveness of the Company’s internal controls and similar functions, and approving all auditing and non-auditing services performed by its independent auditor. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which may be found on the Company’s website at www.cfsbank.com. All members of the Audit Committee meet the independence standards of Rule 4200(a)(15) and the audit committee qualifications of Rule 4350(d)(2) of the National Association of Securities Dealers listing standards. The Board of Directors has determined that Mr. Lockwood is an audit committee financial expert for the Company and is independent in accordance with the standards described in the preceding sentence. The report of the Audit Committee for 2007 appears under the caption “Report of the Audit Committee.”
     Compensation Committee. Dr. Demashkieh, Chairman, Mr. Bouchard and Mr. Cooley are the members of the Compensation Committee.
     The Board of Directors has a Compensation Committee comprised entirely of independent Directors. Director and executive officer compensation are determined by this Committee of the Board of Directors. The Board of Directors has adopted a Compensation Committee Charter which may be found on the Company’s website at www.cfsbank.com. This Committee met six times during 2007 and each member attended each Committee meeting. The Compensation Committee’s report on executive compensation matters for 2007 appears under the caption “Compensation Committee Report on Executive Compensation.”
     Executive-Nominating Committee. Mr. Cooley, Mr. Bouchard, and Dr. Demashkieh are the members of the Executive-Nominating Committee (Mr. Patterson had been a member of the Executive-Nominating Committee prior to his retirement).
     The Board of Directors has an Executive-Nominating Committee comprised entirely of independent Directors. This Committee develops and recommends to the Board corporate governance policies and guidelines for the Company and for the identification and nomination of Director and committee member candidates. The Committee also meets with the Company’s President and Chief Executive Officer as needed in intervals between meetings of the board of directors.
     The Committee also recommends to the Board, for nomination by the Board in accordance with the Company’s Bylaws, nominees for election to the Board and appointment to committee membership. The Board of Directors has adopted a n Executive-Nominating Committee Charter which may be found on the Company’s website at www.cfsbank.com. This Committee met six times in 2007, and each member attended each Committee meeting, with the exception of Mr. Bouchard who was unable to attend four of the meetings. Mr. Cooley participated in the discussions and reviews with respect to the nomination of a successor for the seat on the Company’s Board of Directors which is being vacated due to Mr. Bouchard’s age. Mr. Cooley abstained from voting on nominees due to the expiration on May 22, 2008 of the term of his own seat on the Company’s Board of Directors.

Report of the Audit Committee
     The Audit Committee of the Company’s Board of Directors (the “Committee”) is composed of four Directors, each of whom is independent as defined by the National Association of Securities Dealers listing standards. The Audit Committee operates under a written charter, a copy of which may be found on the Company’s website at www.cfsbank.com. The Audit Committee met four times during 2007.
     Management is responsible for preparing the Company’s financial statements, for the design and effectiveness of the Company’s internal controls, and for asserting the effectiveness of the internal controls with respect to the Company’s financial reporting process. The Company’s independent registered public accounting firm (herein the “independent auditor”) is responsible for: (i) performing an independent audit of the Company’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; and (ii) performing an independent audit on, and reporting on, the effectiveness of Company’s internal controls over financial reporting as of December 31, 2007. The Audit Committee is responsible for monitoring and overseeing the processes.
     In this context, the Committee has met and held discussions with management and the independent auditor (including discussions between the Committee and the independent auditor without management present), and reports as follows:
•	In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditor a formal written statement describing all relationships between the independent auditor and the Company that might bear on the independent auditor’s independence, consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Committee also discussed with the independent auditor any relationships that may affect the independent auditor’s objectivity and independence, and satisfied itself as to that auditor’s independence.

•	The Committee also discussed with Company’s management, with Company’s internal auditors, and with the independent auditor the quality and adequacy of the Company’s internal audits and the quality and adequacy of the Company’s internal controls.

•	The Committee reviewed, both with the independent auditor and with the internal auditors, their respective audit plans, the scope of their respective audits and identification of risks with respect to their respective audits.

•	The Committee discussed and reviewed with the independent auditor all required communications, including those described in the Statement on Auditing Standards No. 61, as amended.

•	The Committee discussed and reviewed with the independent auditor the results of the internal audits and the independent auditor’s examination of the Company’s financial statements.

•	The Committee reviewed and discussed with management and with the independent auditor: (1) the audited consolidated financial statements of the Company as of and for the year ended December 31, 2007, and (2) management’s assertion on the design and effectiveness of Company’s internal controls over the financial reporting as of December 31, 2007.

•	The Committee reviewed and exercised oversight over the process by which Company’s Chief Executive Officer and Chief Financial Officer certified Company’s periodic disclosures.
The discussions and reviews referenced above took place with, and without, management present.

     Based on the above-mentioned reviews and discussions with management and with the independent auditor, the Committee recommended to Company’s Board of Directors that (1) the Company’s audited consolidated financial statements, and (2) the independent auditor’s report on the Company’s design and effectiveness of internal control over Company’s financial reporting, be included in its Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.
     In addition, the Committee appointed BDO Seidman, LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2008, subject to ratification by the Company’s shareholders.
Audit Committee
Walid Demashkieh, M.D.
Ronald W. Cooley
Daniel G. Lockwood
Janice U. Whipple

Compensation Discussion and Analysis
     This Compensation Discussion and Analysis (“CD&A”) describes the Company’s compensation philosophy and policies for 2007 as applicable to the Company’s executives, including the Named Executive Officers (NEOs). The NEOs are Mr. Marshall J. Campbell, Chairman, President and Chief Executive Officer; Mr. Timothy D. Regan, Senior Vice President, Chief Financial Officer; Mr. J. Stephen Armstrong, Senior Vice President, and Chief Lending Officer; Mr. Douglas E. Brandewie, President of Mortgage Banking; and Mr. Ronald DiCicco, Regional President. The CD&A explains the structure and rationale associated with each material element of the NEOs’ total compensation, and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following the CD&A.
1. Compensation Philosophy and Objectives.
     The Company’s compensation philosophy is that executive compensation should (i) advance achievement of the Company’s strategic plan; (ii) be aligned with shareholder value; and (iii) be determined primarily by performance. The primary objectives of the Company’s compensation program, as endorsed by the Compensation Committee and the Board of Directors, are the following:
•	Support the achievement of desired goals set forth in the Company’s strategic plan.

•	Provide compensation that will attract and retain superior talent and reward performance.

•	Align the senior officers’ interests with those of shareholders by placing a significant portion of pay at risk with payout dependent upon corporate performance.
     The Compensation Committee seeks to target executive compensation at levels that the Compensation Committee believes to be consistent with other institutions in the banking industry. The executive officers’ compensation is weighted toward programs contingent upon the Company’s level of annual and long-term performance. In general, for senior management positions of the Company (including Company’s NEOs), the Company targets base salaries at the market median (50th percentile) of other banks of similar asset size, growth strategy, complexity, and with similar products and markets. The Executive Bonus Plan is designed to provide annual cash incentive compensation to executive officers when annual performance-based goals contained in the Company’s strategic plan are achieved.
2. Compensation-Related Governance and Role of the Compensation Committee.
     Committee Charter and Members. The Board of Directors of the Company has established a Compensation Committee comprised entirely of independent Directors. The Compensation Committee is responsible for developing and making recommendations to the Board with respect to the Company’s executive compensation policies. Pursuant to authority delegated by the Board, the Compensation Committee determines annually the compensation to be paid to the Chief Executive Officer. The Chief Executive Officer recommends annual compensation for the other NEOs, for review and approval by the Compensation Committee. As part of its annual review of the Company’s budget, the Compensation Committee approves the annual salary adjustments for employees and officers. The Chief Executive Officer does not participate in any deliberations or decisions regarding his own compensation. The Compensation Committee also structures and administers the Company’s Common Stock compensation plans, and structures and monitors the Company’s employment or change in control contracts with senior officers. Compensation decisions with respect to senior officers are based on the factors discussed in the following paragraphs of this report, rather than on any obligation set forth in those contracts. The Board of Directors has adopted a Compensation Committee Charter which may be found on the Company’s website at www.cfsbank.com. As of December 31, 2007, the members of the Company’s Compensation Committee are Dr. Walid Demashkieh (Chair), Gerald R. Bouchard, and Ronald W. Cooley, each of whom is “independent” within the meaning of the listing standards of the NASDAQ, is a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
     Interaction with Consultants. The Compensation Committee has historically engaged a compensation consultant to provide input on both board and executive compensation issues. In 2007, the Compensation Committee retained Clark Consulting to assist with a compensation review for the executive officers and the board of directors, and to provide technical assistance in preparation for the 2007 Proxy Statement. In 2008 the Compensation Committee continued to use Clark Consulting for technical assistance in refining Company’s use of its Stock-Based Incentive Plan as a vehicle for refining the Long Term Incentive component of Total Compensation. The Compensation Committee’s objective for this engagement is discussed in this CD&A below under “Compensation Framework — Long Term Incentives.” Clark Consulting is an independent firm that specializes in compensation matters for the banking industry. The consultant reports directly to the Compensation Committee through the committee chair. All consulting projects performed by Clark Consulting are reviewed, approved, and discussed with the Compensation Committee.
     Role of Executives in Compensation Committee Deliberations. The Compensation Committee frequently requests the CEO to be present at Committee meetings to discuss executive compensation and evaluate Company and individual performance. Occasionally other executives and general counsel may attend a Committee meeting to provide pertinent financial or legal information. Executives in attendance may provide their insights and suggestions, but only independent Compensation Committee members may vote on decisions regarding executive compensation. The Compensation Committee discusses the CEO’s compensation with him, but final deliberations and all votes regarding his compensation are made in executive session, without the CEO present.
     Compensation Committee Activity. In 2007, the Compensation Committee met five times and took the actions listed below. Specific recommendations and compensation changes are discussed elsewhere in the CD&A under “COMPENSATION FRAMEWORK — Summary of Pay Components.”
•	Initiated the development of an employee stock purchase plan for all employees, except senior management.

•	Initiated a review of Company’s retirement oriented plans, the fourth component of Total Compensation, and began its assessment of the possible role of supplemental executive retirement plans for certain members of its senior management.

•	Continued the design process for a long-term equity incentive program.

•	Approved the CEO’s recommendations with respect to senior management bonuses for 2006 and compensation for 2007.

•	Retained Clark Consulting to review management and board compensation and provide technical assistance in preparation for the 2007 Proxy Statement.

•	Administered the Company’s various stock based compensation plans, including entering into stock award agreements with nine employees of the Bank in order to attract and retain qualified employees.
     Pay Level and Benchmarking. Pay levels for executives are determined based on a number of factors, including the individual’s roles and responsibilities within the Company, the individual’s experience and expertise, the pay levels for peers within the Company, pay levels in the marketplace for similar positions and performance of the individual and the Company as a whole. The CEO is responsible for making pay level recommendations for each of the other NEOs, and the Compensation Committee is responsible for approving pay levels for the executive officers.
     In 2007, the Compensation Committee worked with Clark Consulting to review Total Compensation levels for the NEOs and several other senior executives. The Compensation Committee recognizes the need to achieve the appropriate balance among the four components of Total Compensation, and acknowledges that the appropriate balance may be different for different members of Company’s senior management.
     The primary data sources used in setting competitive market levels for the executive officers is the information publicly disclosed by the 23 companies listed below (the “Peer Group”) plus the following industry surveys: Watson Wyatt Financial Institutions Compensation Survey, America’s Community Bankers Compensation Survey, Bank Administration Institute Bank Cash Compensation Survey and Key Executive Compensation Survey, Mercer Trust and Private Banking Compensation Survey, Mercer Consumer Finance Compensation Survey, and Clark Consulting’s Proprietary Database. The Peer Group was developed independently in 2007 by Clark Consulting based on its assessment of banks of similar size and business strategy. The Peer Group is reviewed bi-annually and may change from year-to-year. These companies, which have been carefully considered by the Compensation Committee for inclusion in the Peer Group, include banks of similar size and business strategy (e.g., high asset growth). The Company uses a separate peer group of high performing banks for strategic planning.

PEER GROUP
Company Name (Ticker)		Company Name (Ticker)

PrivateBancorp, Inc.	PVTB	Lakeland Financial Corporation	LKFN
Capitol Bancorp Ltd.	CBC	Main Street Trust, Inc.	MSTI
Independent Bank Corporation	IBCP	Wauwatosa Holdings, Inc. (MHC)	WAUW
Taylor Capital Group, Inc.	TAYC	First Defiance Financial Corp.	FDEF
United Community Financial Corp.	UCFC	Merchants and Manufacturers Bancorp Inc.	MMBI
First Place Financial Corp.	FPFC	Oak Hill Financial, Inc.	OAKF
Old Second Bancorp, Inc.	OSBC	Mercantile Bancorp, Inc.	MBR
First Busey Corporation	BUSE	Horizon Bancorp	HBNC
Macatawa Bank Corporation	MCBC	Firstbank Corporation	FBMI
Peoples Bancorp Inc.	PEBO	QCR Holdings, Inc.	QCRH
Mercantile Bank Corporation	MBWM	Peoples Community Bancorp, Inc.	PCBI
MainSource Financial Group, Inc.	MSFG
     After consideration of the data collected on external competitive levels of compensation and internal relationships within the executive group, the Compensation Committee makes decisions regarding individual executives’ target Total Compensation opportunities based on the need to attract, motivate, and retain an experienced and effective management team. As noted above, notwithstanding the Company’s overall pay positioning objectives, pay opportunities for specific individuals vary based on a number of factors such as scope of duties, tenure, institutional knowledge and/or difficulty in recruiting a new executive. Actual Total Compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of strategic plan goals and the creation of shareholder value. In some instances, the amount and structure of compensation results from arm’s-length negotiations with executives, which reflect an increasingly competitive market for quality, proven managerial talent.
3. Compensation Framework.
     Summary of Pay Components. The Company uses four compensation components to attract and retain talented senior executives critical to its success, and to provide them with incentive to achieve Company’s strategic plan objectives. In the course of doing so, the Compensation Committee strives to maintain an appropriate balance among the four components. The Compensation Committee recognizes that the balance among the four components may differ for each member of senior management. The four components, collectively referred to as “Total Compensation,” are Base Salary, Annual Cash Incentive, Long Term Incentives, and Retirement Oriented Plans.
     Base Salary. The Company pays its executives cash salaries intended to be competitive and take into account the individual’s experience, performance, responsibilities, and past and potential contribution to the Company. The Company targets salaries at the market median of other banks of similar asset size, growth strategy and with similar markets and products.
     Salary decisions also take into account the positioning of projected total compensation with target-level performance incentives. Because incentive opportunities are generally defined as a percentage of salary, changes in salary have an effect on Total Compensation. Prior to recommending salary increases to the Board, the Committee reviews the projected impact of proposed salaries on Total Compensation.
     On February 11, 2008, the Compensation Committee reviewed the NEOs’ annual salaries for 2008. The Compensation Committee considered (i) the high quality of the NEOs’ dedication and commitment to the Company, and the high degree of effectiveness with which Company’s entire senior management has anticipated and managed the considerable problems created by Michigan’s struggling economy; (ii) that the difficult challenges currently faced by the Company are primarily the product of Michigan’s struggling economy and the credit crisis created by the residential loan underwriting policies of other financial institutions, not by the Company’s own underwriting policies or loan practices; and (iii) that the NEOs’ 2007 annual salary levels generally fell below the 50th percentile of the Peer Group. Nonetheless, in view of the distressed Michigan markets in which the Company provides banking and financial services the Compensation Committee determined to postpone any consideration of adjustment to any NEO’s base salary, and to continue the NEOs’ salaries at their current annualized levels.1 The Compensation Committee also approved the CEO’s decision to postpone any consideration of wage or salary adjustments for any other employees of Company.
     Annual Cash Incentive. The Company uses annual incentives to focus attention on goals in the Company’s strategic plan and to drive achievement of those objectives. Awards are provided under the terms of the Company’s Executive Bonus Plan. All NEOs are eligible to receive annual cash incentive compensation after the end of each year if strategic plan performance goals are achieved. In the case of the CEO, thirty percent (30%) of his bonus opportunity was based on an individual performance evaluation by the Compensation Committee assessing the degree of achievement of specific individual goals; and seventy percent (70%) of his bonus opportunity was determined by the Company’s performance with respect to goals set forth in the Company’s strategic plan. Specifically, the CEO had the opportunity to earn 0 to 45 points based on his individual performance, and 0 to 105 points based on Company performance. For each of the other NEOs, thirty percent (30%) of each bonus opportunity was based on an evaluation of individual performance; thirty percent (30%) was determined by the performance of the business unit for which that NEO was primarily responsible with respect to goals related to the strategic plan; and forty percent (40%) of each bonus opportunity was determined by the Company’s performance with respect to strategic plan goals. Specifically, each of the other NEO’s had the opportunity to earn 0 to 45 points based on individual performance, 0 to 45 points based on business unit performance, and 0 to 60 points based on Company performance. Among the primary strategic plan goals by which Company performance was measured were asset quality, core deposit growth, investment yield, efficiency ratio, and liquidity.
     On February 11, 2008 the Compensation Committee reviewed the CEO’s recommendation with respect to the determination of annual cash incentive for the NEOs, other than the CEO, for 2007. The Compensation Committee recognized that the Company’s 2007 financial performance was caused by two external factors, each of which was beyond the control of Company’s senior management: (i) the distressed economy experienced in the State of Michigan, and particularly in the Michigan counties which are the Company’s primary markets; and (ii) the underwriting policies and practices of other financial institutions which, unlike the Company, engaged in making sub-prime loans or purchasing securities secured by sub-prime loans. Notwithstanding the fact that those two external factors were beyond the control of Company’s senior management, in view of the Company’s financial performance in 2007 the Compensation Committee accepted the CEO’s recommendation that no annual cash incentive be paid for 2007 to any of the NEOs, including the CEO.2
     Long-Term Incentives. The Company uses long-term incentives to encourage ownership, foster retention, and align executives’ interests with the long-term interests of shareholders. The Corporation utilizes its 2001 Stock-Based Incentive Plan (“SBIP”) which provides for the use of restricted stock awards and stock options for long-term executive officer compensation. When determining long-term compensation awards for executive officers under the SBIP for NEOs other than the CEO, the Compensation Committee considers the CEO’s input. To date, the Compensation Committee has awarded stock options and restricted stock using a discretionary methodology based on prior grants and individual performance. The CEO has never received awards as long-term incentive outside of the Company’s initial public offering process. 3
     On April 9, 2008 the Compensation Committee made equity awards as long term incentive to Messrs. Regan, Armstrong, and Brandewie. In reaching its decision the Compensation Committee recognized that the Company’s financial performance for 2007 was caused by two external factors (discussed in the segment of this CD&A entitled “Annual Cash Incentive”), each of which was beyond the control of any of the NEOs. Recognizing the proactive manner in which the NEOs prepared for and dealt with those external factors, in an effort to provide the NEOs with incentive to continue to manage effectively the various effects of those factors the Compensation Committee awarded Messrs. Regan, Armstrong and Brandewie the following equity awards:

[1]	In the case of the CEO, the Compensation Committee determined that his appropriate salary for 2007 was $310,000. At Mr. Campbell’s request that a portion of his base salary be placed at risk, a portion of his 2007 base salary was paid in the form of a restricted stock award issued under the Company’s SBIP. See the Summary Compensation Table and footnote #1 thereunder. His base salary for 2008 was set at $310,000.

[2]	The Company’s 2003 Amended and Restated Management Restricted Stock Purchase Plan (the “Management Plan”) permits, on an elective basis, the deferral of all or a portion of any annual cash incentives awarded to key executives into restricted stock units (with a Company match of one additional restricted stock unit for each four full restricted stock units). The restricted stock units are settled on a one-for-one basis in Company Common Stock after termination of employment. The purpose of the Management Plan is to encourage reinvestment of cash incentive awards into Company stock equivalents. No annual cash incentives having been awarded for 2007, no deferrals were made for 2007 under the Management Plan.

[3]	Mr. Campbell received two restricted stock awards on May 17, 2007, each of which was granted in lieu of base salary adjustments for prior years: 359 restricted shares in lieu of a base salary adjustment for 2005 and 2,092 shares in lieu of a base salary adjustment for 2007.

•	Restricted Stock Award for 1,000 shares of Company Common Stock. Each award will vest on April 9, 2013. Each award would vest earlier upon the death of the awardee, the awardee’s disability, or upon a change in control of the Company. Each award would be forfeited upon any one of the following events:
(i)	The sum of Bank’s Total Past Due loans, its Nonperforming Assets and its Other Real Estate Owned, is not reduced by 50% by December 31, 2010;

(ii)	The sum of Bank’s 90 Day Past Due loans, its Nonperforming Assets, and its Other Real Estate Owned, is not reduced by 40% by December 31, 2010;

(iii)	The Compensation Committee, by resolution, fails to resolve by December 31, 2010 that the Company has made satisfactory progress in Company’s Total Quality Improvement initiative.
•	Incentive Stock Option Award for 4,000 shares of Company Common Stock. The exercise price is $9.29 per share. The options are not exercisable after April 9, 2020. The options become exercisable if (A) the sum of Bank’s Total Past Due loans, its Nonperforming Assets and its Other Real Estate Owned, is reduced by 50% by not later than December 31, 2010; and (B) the sum of Bank’s 90 Day Past Due loans, its Nonperforming Assets, and its Other Real Estate Owned, is reduced by 40% by not later than December 31, 2010.

•	Incentive Stock Option Award for 1,000 shares of Company Common Stock. The exercise price is $9.29 per share. The options are not exercisable after April 9, 2020. The options become exercisable when the Compensation Committee, by resolution, resolves that the Company has made satisfactory progress in Company’s Total Quality Improvement Initiative.
Each of those three NEOs received awards for the same number of shares and on the same conditions. At Mr. Campbell’s specific request to the Compensation Committee, no equity awards were granted to him.4
     In 2008, the Compensation Committee resolved to review and refine its use of the SBIP to provide appropriate and effective long term incentives to Company’s employees, including the NEOs. Using the authority set forth in the Compensation Committee Charter, the Committee has retained an independent consultant on executive compensation matters for assistance in developing a performance-based equity granting methodology based on the performance of the Company and the individual plan participant.
     Retirement Oriented Plans. The Company sponsors various ERISA qualified and nonqualified plans to assist all of its employees to prepare for retirement.
     401(k) Plan. The Company sponsors an ERISA qualified 401(k) Plan pursuant to which the Company makes contributions through an employer match on employee contributions. All employees are eligible to participate in the 401(k) Plan once one year of service is completed (defined as working at least 1,000 hours over the first twelve months of consecutive employment) and are 18 years of age. The Company matches 50% of each employee deferral into the 401(k) Plan up to 4% of annual compensation. The Company match is subject to a vesting schedule as follows:

Years of Service	Percent Vested
Less than 3	0%
3	100%
      Employee Stock Ownership Plan (the “ESOP”). The Company sponsors an ERISA qualified ESOP pursuant to which the Company makes annual discretionary contributions to the ESOP which are invested primarily in Company stock. All employees are eligible to participate in the ESOP once one year of service is completed (defined as working at least 1,000 hours over the first twelve months of consecutive employment) and are 18 years of age. The Company contribution is subject to a vesting schedule as follows:

[4]	The Compensation Committee had proposed to award Mr. Campbell a Restricted Stock Award for 2,000 shares of Company Common Stock, and an Incentive Option Award for 10,000 shares of Company Common Stock. The terms and conditions of each of the proposed awards were to have been the same as the awards to Messrs. Regan, Armstrong and Brandewie.

Years of Service	Percent Vested
Less than 5	0%
5	100%
The CEO is specifically excluded from participation in the ESOP.
     Executive Stock Ownership Plan and Agreements. The CEO does not participate in the ESOP, thereby increasing the number of shares of Company Common Stock available for annual allocation to the accounts of other employees participating in the ESOP. The Company utilizes a non-qualified Amended and Restated Executive Stock Ownership Plan and Agreement (“ExSOP”) for the CEO. Under the ExSOP, Mr. Campbell generally receives the deferred compensation units that are equivalent to the value of Company Common Stock he would have been entitled to receive under the ESOP if he had been a participant as of March 7, 2001, without regard to certain limitations that would apply if he were a participant in the ESOP. The units are ultimately settled on a one-for-one basis in Company Common Stock. The ExSOP provides that Mr. Campbell’s deferred compensation units become vested upon his disability, at February 1, 2012, upon his death, or a change in control. The formula for crediting of deferred compensation units is based on the allocation of Company stock under the ESOP that is not typically available until several months after year-end. A maximum of 30,000 share equivalent units are contained in and may be credited under the ExSOP.
     Pension Plan. Messrs. Campbell, Regan, and Armstrong have vested retirement benefits payable upon retirement under the ERISA qualified Financial Institutions Retirement Fund (“Pension Plan”). At Mr. Campbell’s recommendation, the Company froze eligibility to participate in the Plan effective February 1, 2003 and froze benefit accruals effective as of February 1, 2004. Freezing participation was based on an analysis of the total benefits provided to employees taking into consideration the establishment of the ESOP in 2001. Messrs. Brandewie and DiCicco are not eligible for benefits under the Pension Plan.
     Other Compensation. The NEOs participate in the Company’s broad-based employee benefit plans, such as medical, dental, disability, and term life insurance programs. Messrs. Regan, Armstrong, Brandewie, and DiCicco receive an automobile allowance. Messrs. Campbell, Armstrong, and DiCicco receive paid club memberships. The Company provides a whole life insurance policy with a death benefit of $350,000 to Mr. Campbell.
4. Adjustment or Recovery of Awards.
     Recovery of Incentive Awards. The Company has not adopted a formal policy or any employment agreement provisions that enable recovery, or “clawback,” of incentive awards in the event of misstated or restated financial results. However, Section 304 of the Sarbanes-Oxley Act does provide some ability to recover incentive awards in certain circumstances. If the Company is required to restate its financials due to noncompliance with any financial reporting requirements as a result of misconduct, the CEO and CFO must reimburse the Company for (1) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of securities of the Company during those 12 months.
     Review of Prior Amounts Granted and Realized. The Company desires to motivate and reward executives relative to driving superior future performance, so the Company does not currently consider prior stock compensation gains as a factor in determining future compensation levels.
5. Timing of Equity Grants.
     All equity grants are made upon formal Compensation Committee approval. The Company’s practice with respect to the pricing of grants of stock options and grants of other equity awards is to establish the exercise price for any stock option, and the value of other equity awards, as of the last reported transaction for Company Common Stock on the exchange on which such stock is traded on the date of approval of the grant by the Compensation Committee. All awards are dated as of the grant date.
6. Common Stock Ownership Guidelines.
     Effective July 18, 2002, the Board of Directors adopted Company Common Stock ownership guidelines which require senior officers to own shares of the Company’s Common Stock. The Company Common Stock ownership guidelines are calculated based on each senior officer’s annual base salary multiplied by a specified multiple. Under the guidelines, each senior officer is required to achieve the targeted Common Stock ownership level within five years after being identified for participation in the Company’s Amended and Restated Management Restricted Stock Purchase Plan. The common Stock Ownership guidelines are summarized in the following table:

Level of Office	Function of Base Salary
President/CEO	5 times
Senior Vice Presidents	2.5 times
Vice Presidents	2 times
Among the NEOs Messrs. Campbell, Regan and Armstrong met the target levels of Common Stock ownership as of December 31, 2007 and as of the Record Date. It is anticipated that Mr. Brandewie will meet the targeted level of stock ownership within the specified time period. Mr. DiCicco’s employment with the Company ended on February 25, 2008.
7. Employment Agreements and Post-Termination Payments.
     Employment Agreement. On December 21, 2006, the Company extended the employment agreement with Mr. Campbell to serve as President and CEO of the Company and the Bank. The term of the employment agreement is for five (5) years. Unless it has been terminated, on each anniversary of the agreement, the term shall be extended for one additional year. If the agreement has not been terminated, it shall terminate in any event on November 22, 2015. The employment agreement is intended to ensure the Company and the Bank will be able to maintain a stable and competent management base. The continued success of the Company depends to a significant degree on the skills and competence of Mr. Campbell.
     The employment agreement provides for a base salary for Mr. Campbell, which is to be reviewed by the Board of Directors at least once a year. In addition to salary, the employment agreement provides for, among other things, (a) participation in any incentive compensation program sponsored by the Company, (b) participation in fringe benefits applicable to executive personnel (including use of an automobile), (c) social and business memberships commensurate with the position, (d) reimbursement for business and business travel expenses, and (e) continuation of the whole life insurance policy maintained by the Company on Mr. Campbell’s behalf.
     The employment agreement permits termination by the Company or Mr. Campbell either with or without cause (as defined in the employment agreement), at any time. If (a) the Company terminates Mr. Campbell’s employment for reasons other than for cause, death, or disability or (b) he resigns from the Company after specified circumstances that would constitute constructive termination, Mr. Campbell (or, if Mr. Campbell dies after the date of termination, his beneficiary) would receive an amount equal to the sum of (1) three times the average of Mr. Campbell’s annual compensation for the three preceding taxable years; (2) the value of any outstanding unexercisable stock options and unvested shares of restricted stock held by Mr. Campbell; and (3) the amounts due to Mr. Campbell pursuant to any employee benefit plans or arrangements maintained by the Bank or the Company. These payments would be paid in thirty-six (36) equal monthly installments commencing six (6) months after the date of Mr. Campbell’s termination. The Company would also continue eligibility for life, medical, health, disability, and dental coverage for Mr. Campbell and his covered dependents until the earliest of his death, future employment or four years from the date of termination. For a period of four years from the date of termination, the Company would continue to pay for any membership, licenses, automobile use or other fringe benefits (on the same terms as existed at the date of termination). In addition, the Company would provide a gross up payment for any excise and other taxes triggered by the severance payment under Section 280G of the Code.
     Upon termination of Mr. Campbell’s employment prior to the expiration of the employment agreement, Mr. Campbell must adhere to a three-year non-competition and non-disclosure restriction. In addition, for three years after termination of employment, Mr. Campbell must provide information and assistance to the Company and the Bank with regard to any litigation to which either the Company or the Bank is a party.
     If Mr. Campbell becomes disabled, he shall continue to be covered by the Bank’s medical insurance for one year from the date he is determined to be disabled. Any base salary to be paid to him will be reduced by any payments he receives under a disability policy maintained by the Bank and all other fringe benefits will cease as of the date he is determined to be disabled.
     Under the terms of the Management Plan, in addition to Mr. Campbell, all NEOs would be eligible for acceleration of the Company match of Restricted Stock Awards in the event of death, disability, or a change in control.

     Under the terms of the SBIP, in addition to Mr. Campbell, all NEOs would be eligible for acceleration of unvested stock options and restricted stock in the event of death, disability, or a change in control.
     Change in Control Agreements. The Bank has change in control agreements with Messrs. Regan, Armstrong, Brandewie and DiCicco. The terms of the agreements are identical for each officer. Each agreement has a term of three years. On the first anniversary of the effective date of the agreements and continuing on each anniversary thereafter, the Board may act to extend the term of the agreement for an additional year such that the remaining term is three years, unless the officer elects not to extend the term by giving written notice to the Board. On May 24, 2007, the Board elected to extend the agreements for an additional year. It is anticipated that the Board will elect to extend the agreements again at its meeting in May of 2008 (with the exception of Mr. DiCicco whose employment with the Company ended on February 25, 2008).
     The agreements provide that if involuntary termination, other than for cause, or voluntary termination (upon the occurrence of circumstances specified in the agreements constituting constructive termination) follows a change in control of the Bank or the Company, the officers would be entitled to receive a severance payment equal to three times their average annual compensation (as described in the agreements) for the five most recent taxable years. The officer may elect to receive such payments in one lump sum, or in five equal annual installments. If it is determined that such payments constitute an “excess parachute payment” under Section 280G of the Code, then payments will be reduced to avoid such a result. The officers would also continue to be eligible for life, medical, and disability coverage substantially identical to the coverage maintained by the Bank or the Company for the officers prior to termination for a period of thirty-six (36) months following termination.
     Compensation and/or Benefits Payable upon Termination or Change in Control. The discussion and tables below reflect the amount of compensation to each of the NEOs in the event of termination of such executive’s employment or a change in control of the Company. With regard to payments made in connection with a termination of an NEO’s employment, the amounts shown assume a termination date of December 31, 2007. The amounts are estimates. They do not include compensation and benefits available to all of the Company’s general employees. The information below applies to Messrs. Campbell, Regan, Armstrong, Brandewie, and DiCicco unless indicated otherwise.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

			Termination by
		Voluntary	the Company For
		Termination by	Any Reason
		the Executive per	Other than
Compensation and/or Benefits	Voluntary	Constructive	Cause, Death, or			Change in
Payable Upon Termination	Termination	Termination	Disability	Disability	Death	Control
Marshall J. Campbell
3 Times Average Annual Compensation[5]	0	1,339,107	1,339,107	0	0	0
Perquisites for 4 years	0	24,000	24,000	0	0	0
ExSOP Units[6]	0	215,645	215,645	215,645	215,645	215,645
Whole Life Insurance Death Benefit	0	0	0	0	350,000	0
Unvested RSUs under Management Plan[7]	56,743	56,743	56,743	56,743	56,743	56,743
Unvested RSAs under SBIP[8]	0	414,787	414,787	414,787	414,787	414,787
Tax Gross-up9	0	0	0	0	0	0

TOTAL	56,743	2,050,281	2,050,281	687,175	1,037,175	687,175

     Referring to the referenced “Unvested RSAs under SBIP,” Mr. Campbell has never received restricted stock awards under the SBIP as long term incentive, except for the award granted on June 7, 2002, as a result of the Company’s initial public offering. (See footnote #1 to the Summary Compensation Table). All other RSAs under the SBIP referenced for Mr. Campbell were awarded to him under the SBIP in lieu of increases in annual salary or in lieu of annual bonus compensation. All of Mr. Campbell’s restricted stock awards under the SBIP vest on February 1, 2012, or upon Mr. Campbell’s death, his disability, or upon a change in control.

[5]	Computed in accordance with Mr. Campbell’s employment agreement.

[6]	As amended and restated, ExSOP Units vest on January 31, 2012, or earlier upon Mr. Campbell’s death, disability, or upon a Change of Control. As of December 31, 2007, the number of Units was 17,575. The amount reported is 17,575 multiplied by $12.27, the closing price for Company Common Stock on December 31, 2007.

[7]	The value of Restricted Stock Units under the Management Plan is the number of units related to the Company match that would vest at termination of employment (except termination for just cause). As of December 31, 2007, the number of such Restricted Stock Units was 4,625. The amount reported is 4,625 multiplied by $12.27, the closing price of Company Common Stock on December 31, 2007.

[8]	As of December 31, 2007, the number of unvested RSAs was 33,805. The amount reported is 33,805 multiplied by the $12.27, the closing price of the Company Common Stock on December 31, 2007.

[9]	Under Section 280G of the Internal Revenue Code, the Tax Gross-up essentially would apply to payments caused by a change in control (“parachute payments”) if the aggregate present value of parachute payments equals or exceeds three times Mr. Campbell’s annualized taxable compensation for the five taxable years ending before the change in control occurred. Distributions from the ExSOP, the Management Plan and of RSAs under SBIP would not constitute parachute payments.

				Involuntary Termination or
				Voluntary Termination with
				Constructive Termination
Compensation and/or Benefits	Voluntary			Following a Change in
Payable Upon Termination	Termination	Disability	Death	Control
Timothy D. Regan
3 Times Average Annual Compensation[10]	0	0	0	572,654
Unvested RSUs under Management Plan[11]	8,932	8,932	8,932	8,932
Unvested RSAs under SBIP[12]	0	52,761	52,761	52,761
Tax Gross Up13	0	0	0	0

TOTAL	8,932	61,693	61,693	634,347

J. Stephen Armstrong
3 Times Average Annual Compensation[10]	0	0	0	703,724
Unvested RSUs under Management Plan[11]	0	0	0	0
Unvested RSAs under SBIP[12]	0	49,595	49,595	49,595
Tax Gross Up13	0	0	0	0

TOTAL	0	49,595	49,595	753,319

Douglas E. Brandewie
3 Times Average Annual Compensation[10]	0	0	0	627,954
Unvested RSUs under Management Plan[11]	4,371	4,371	4,371	4,371
Unvested RSAs under SBIP[12]	0	44,172	44,172	44,172
Tax Gross Up13	0	0	0	0

TOTAL	4,371	48,543	48,543	676,497

Ronald DiCicco
3 Times Average Annual Compensation[10]	0	0	0	578,487

Unvested RSUs under Management Plan[11]	1,652	1,652	1,652	1,652

Unvested RSAs under SBIP[12]	0	61,350	61,350	61,350
Tax Gross Up13	0	0	0	0

Total	1,652	63,002	63,002	641,488

[10]	Annual compensation is based on amounts included in Box #1 of each NEO’s W-2 for the applicable year.

[11]	The value of RSUs under the Management Plan is the number of Units related to the Company match that would vest at termination of employment (except termination for just cause). As of December 31, 2007, the number of the Company match RSUs awarded to the NEOs were: Mr. Regan — 728; Mr. Armstrong — zero; Mr. Brandewie — 356; and Mr. DiCicco — 135. The amount reported is the number of RSUs multiplied by $12.27, the closing price of the Company Common Stock on December 31, 2007.

[12]	As of December 31, 2007, the number of unvested shares under RSAs under the SBIP for the NEOs were: Mr. Regan — 4,300; Mr. Armstrong — 4,042; Mr. Brandewie — 3,600; Mr. DiCicco — 5,000. The amount reported is the number of shares of restricted stock for the respective NEO multiplied by $12.27, the closing price of the Company Common Stock on December 31, 2007.

[13]	Under Section 280G of the Internal Revenue Code, the Tax Gross-up essentially would apply to payments caused by a change in control (“parachute payments”) if the aggregate present value of parachute payments for any NEO equals or exceeds three times that NEOs’ annualized taxable compensation for the five taxable years ending before the change in control occurred. Distributions from the Management Plan and of RSAs under SBIP would not constitute parachute payments.

     Voluntary Termination (Constructive Termination) or Termination by the Company — Mr. Campbell. If (a) the Company terminates Mr. Campbell’s employment for reasons other than for cause, death, or disability or (b) Mr. Campbell resigns from the Company after specified circumstances that would constitute “constructive termination” (as defined in detail in the agreement, generally as any material and adverse change in employment conditions, such as reduced compensation or relocation), Mr. Campbell would receive an amount equal to the sum of (1) three times the average of Mr. Campbell’s annual compensation for the three preceding taxable years; (2) the value of any outstanding unexercisable stock options and unvested shares of restricted stock held by Mr. Campbell; and (3) the amounts due to Mr. Campbell pursuant to any employee benefit plans or arrangements maintained by the Bank or the Company. Annual compensation includes base salary and any other income, including but not limited to amounts related to the granting, vesting, or exercise of restricted stock or stock option awards, commissions, bonuses (whether paid or accrued for the applicable period), as well as retirement benefits, director or committee fees, and fringe benefits paid or to be paid to the executive or paid for the executive during any such year, profit sharing, employee stock ownership plan and other retirement contributions or benefits.
     These payments would be paid in 36 equal monthly installments commencing six months after the date of the executive’s termination. The Company would also continue eligibility for life, medical, health, disability, and dental coverage for Mr. Campbell and his covered dependents until the earliest of his death, future employment or four years from the date of termination. In addition, for a period of four years from the date of termination, the Company would continue to pay for any membership, licenses, automobile use or other fringe benefits (on the same terms as existed at the date of termination).
     Under the Management Plan, incentive bonuses deferred in this plan are converted into restricted stock units, with a Company match of one share per every four shares contributed by the participant, are distributable on the last day of the first full month after the last day of the Mr. Campbell’s employment with the exception of termination for “just cause” (as defined in the SBIP); it generally means willful misconduct or failure to perform stated job responsibilities.
     Disability & Death. Under the SBIP, upon disability and death, all stock options shall immediately vest and become exercisable and all restricted stock awards shall immediately vest and any further restrictions shall lapse. Mr. Campbell’s beneficiaries would receive the death benefits of the whole life insurance policy maintained by the Company. Mr. Campbell is 100% vested in the ExSOP in the event of disability or death.
     Change in Control — Mr. Campbell. Under the SBIP, in the event of a change in control, all stock options shall immediately vest and become exercisable and all restricted stock awards shall immediately vest and any further restrictions shall lapse. Mr. Campbell becomes 100% vested in the ExSOP in the event of a change in control. In addition, the Company would provide a gross up payment for any excise and other taxes triggered by payments made to Mr. Campbell under Section 280G of the Code.
     Involuntary Termination or Voluntary Termination Following a Change in Control. As specified in the change in control agreements for Messrs. Regan, Armstrong, and Brandewie under involuntary termination or voluntary termination (upon the occurrence of circumstances specified in the agreements constituting constructive termination) following a change in control (other than for termination for cause), the agreements provide for a severance payment equal to three times the executive’s average annual compensation for the five most recent taxable years that the executive has been employed by the bank. “Change in control” generally means a merger, sale of assets, or change in board membership resulting in the loss of a majority of the total voting power to new owners or new directors, or any outside person acquiring 20% or more of our outstanding shares. Annual compensation includes base salary and any other taxable income, including but not limited to amounts related to the granting, vesting, or exercise of restricted stock or stock option awards, commissions, bonus, pension and profit sharing contributions or benefits, severance payments, retirement benefits, and fringe benefits paid or to be paid to the executive or paid for the executive during any such year. At the election of the executive, which is made prior to a change in control, the payment may be made in a lump sum or on an annual basis in approximately equal installments over a five year period. The executives will continue to be eligible for life, medical, and disability coverage substantially identical to the coverage maintained prior to the severance for a period of 36 months. If it is determined that such payments constitute an “excess parachute payment” under Section 280G of the Code, then payments will be reduced to avoid such a result.
     Under the SBIP, in the event of a change in control, all stock options shall immediately vest and become exercisable and all restricted stock awards shall immediately vest and any further restrictions shall lapse.
     Under the Management Plan, incentive bonuses deferred in this plan that are converted into restricted stock units, with a Company match of one share per every four shares contributed by the participant, are distributable on the last day of the first full month after the last day of the NEO’s employment with the exception of termination for just cause.

     Termination for Cause. If the Company terminates any of the NEOs for cause, the Company shall have no obligations to the executives as of the date of termination.
     Tax and Accounting Considerations. The Company takes into account tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. Under current accounting rules (i.e., Financial Accounting Standard 123, as revised 2004), the Company must expense the grant-date fair value of share-based grants such as restricted stock, performance shares, and SARs settled in stock. The grant-date value is amortized and expensed over the service period or vesting period of the grant. In contrast, awards that are not share-based (e.g., phantom stock) are expensed based on a value that may fluctuate widely over the vesting period and is not fixed at grant date. In selecting appropriate incentive devices, the Compensation Committee reviews extensive modeling analyses and considers the related tax and accounting issues.
     Section 162(m) of the Code places a limit on the tax deduction for compensation in excess of $1 million paid to the chief executive officer and four most highly compensated executive officers of a corporation in a taxable year. All of the compensation the Company paid in 2007 to the NEOs is expected to be deductible under Section 162(m). The Committee retains the flexibility, however, to pay non-deductible compensation if it believes doing so is in the best interests of the Company.
8. Conclusion.
     The Compensation Committee and the Board of Directors takes the responsibility of determining NEO compensation very seriously. The information explaining the rationale, structure, and components of compensation is provided to allow shareholders a greater understanding of philosophies and compensation payments. This CD&A is intended to provide full, transparent disclosure of what the Company believes to be a robust, carefully designed compensation structure designed to drive shareholder value.

Compensation Committee Report
     The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.
     The Compensation Committee has reviewed and discussed with management the preceding Compensation Discussion and Analysis (the “CD&A”) as well as the accompanying tables. Based on that discussion, the Committee recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.
Compensation Committee
Walid Demashkieh, M.D., Chairman
Ronald W. Cooley
Gerald R. Bouchard
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Summary Compensation Table
     The table below summarizes the compensation paid to, awarded, or earned by the Company’s NEOs during 2007.

							Change in Pension Value
							And
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensa-tion	All other
			Bonus	Awards	Awards	Compensa-	Earnings	Compen-sation	Total
Name and Principal Position	Year	Salary ($)	($)	($)[1]	($)	tion ($)[2]	($)[3]	($)[4]	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Marshall J. Campbell
Chairman, President and	2007	275,500 [5]	0	134,046	0	0	2,000	21,116	432,662
Chief Executive Officer	2006	265,000	0	118,940	0	128,250	208,052	58,229	778,471

Timothy D. Regan
Senior Vice President, Chief	2007	157,584	0	20,103	0	0	7,000	19,804	204,491
Financial Officer	2006	140,700	0	21,312	0	40,100	29,411	47,413	278,936

J. Stephen Armstrong
Senior Vice President,	2007	158,000	0	18,739	0	0	5,000	31,072	212,811
Commercial Banking	2006	152,000	0	19,838	0	41,040	5,000	53,907	271,785

Douglas E. Brandewie	2007	155,925	0	30,000	0	0	0	22,398	208,323
President of Mortgage Banking	2006	148,500	0	30,000	0	40,100	6,785	22,080	247,465

Ronald DiCicco	2007	150,800	0	22,050	0	0	0	25,930	178,780
Regional President	2006	145,000	0	22,050	0	32,625	6,785	15,054	221,514

[1]	This column reflects restricted stock awards that were granted by the Company under its SBIP for prior years but which, under applicable accounting rules, were taken by the Company as an expense in 2007 and 2006 respectively, at values and as required by FAS 123R for financial statement purposes. Except for two restricted stock awards to Mr. Campbell in lieu of increases to his base salary, each of which was made at Mr. Campbell’s request that more of his base salary be at risk, no restricted stock awards were granted under the Company’s 2001 Stock-Based Incentive Plan (SBIP) to any NEO for services performed during 2007. Restricted stock awards were granted to Messrs. Regan, Armstrong and Brandewie on April 9, 2008 as long term incentive. Those awards are discussed in the “Compensation Framework” segment of the CD&A, under the “Long Term Incentive” component.

[2]	Column (g) represents the annual cash incentive which would be awarded for fiscal year 2007 and paid in early 2008 under the terms of the annual Executive Bonus Plan. As discussed in part 3 of the CD&A under the segment entitled “Annual Cash Incentive,” no such award was made to any NEO for fiscal year 2007. The material terms of the Executive Bonus Plan, and a discussion of the Compensation Committee’s decision making with respect to 2007, are discussed in part 3 of the CD&A, under the segment entitled “Annual Cash Incentive.”

[3]	The 2007 amounts in column (h) include the following changes in the actuarial present value of the accumulated benefits under the Financial Institutions Retirement Fund (“Pension Plan”): $2,000 for Mr. Campbell, $7,000 for Mr. Regan, and $5,000 for Mr. Armstrong. Benefit accruals under the Pension Plan were frozen as of February 1, 2004. Mr. Brandewie and Mr. DiCicco are not eligible for benefits under the Pension Plan. Trading on Company Common Stock on the first trading day in 2007 opened at $30.77 per share, and closed on the last trading day of 2007 at $12.27 per share, causing losses for each NEO’s account in the Management Plan and in Mr. Campbell’s account in the ExSOP.

[4]	Other compensation includes the total of the following benefits and perquisites:

		ESOP			Life	Business and	Short-term	Group Term
		and		Auto	Insurance	Social Club	Disability	Life
		ExSOP	401(k) Match	Allowance	Premiums	Dues / Allowance	Premium	Insurance	Total
Name and Principal Position		($)	($)	($)	($)	($)	($)	($)	($)
(a)	Year	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Marshall J. Campbell,
Chairman, President and	2007	0	2,854	0 (i)	12,388	4,045	720	1,109	21,116
Chief Executive Officer	2006	35,239	4,200	0	10,306	6,655	720	1,109	58,229

Timothy D. Regan,	2007	14,107	3,055	0	1,739	0	720	183	19,804
Chief Financial Officer	2006	38,072	1,958	6,500	0	0	720	163	47,413
J. Stephen Armstrong,
Senior Vice-President	2007	14,508	3,009	6,500	1,743	4,045	720	547	31,072
Commercial Banking	2006	38,256	2,919	6,500	0	4,976	720	536	53,907

Douglas E. Brandewie,	2007	10,368	2,897	6,500	1,727	0	720	186	22,398
Sr. Vice-President	2006	12,609	2,074	6,500	0	0	720	177	22,080

Ronald DiCicco,	2007	7,229	2,759	6,000	1,594	7,090	748	510	25,930
Sr. Regional President	2006	0	0	6,000	0	8,564	0	490	15,054

(i)	Mr. Campbell had use of a Company owned vehicle in 2007.

[5]	The Compensation Committee determined that the appropriate salary for the CEO for 2007 was $310,000. In response to Mr. Campbell’s request to put more of his base salary at risk, the Compensation Committee set Mr. Campbell’s base salary at $275,000 for 2007, but supplemented that base salary by a restricted stock award for 2,092 shares. The Compensation Committee also awarded him a restricted stock award for 359 shares as compensation for an under payment of his base salary in 2005. Those awards are also reflected in columns (i) and (l) of the table of Grants of Plan Based Awards.
Narrative Explanation to Summary Compensation Table
     The Company has an employment agreement with Mr. Campbell; and the Bank has change in control agreements with Messrs. Regan, Armstrong and Brandewie. The Bank had a change in control agreement with Mr. DiCicco prior to his resignation on February 25, 2008. The material terms of that employment agreement, and of each of those change in control agreements, are described in detail in part 7 of the Compensation Discussion and Analysis (“CD&A”), entitled “Employment Agreements and Post Termination Payments.”
     As reported in the CD&A, the Company targets salaries for its NEOs at the market median of other banks of similar asset size, growth strategy and with similar markets and products. Mr. Campbell’s salary for 2007, reported in the Summary Compensation Table, is below that median. In 2004, 2005, 2006, and 2007, Mr. Campbell asked the Compensation Committee to put more of his compensation at risk. For all of those years, the Compensation Committee granted Mr. Campbell restricted stock awards under the SBIP in lieu of salary increases.
     Mr. Campbell has never received restricted stock awards under the SBIP as long term incentive, except for the award granted on June 7, 2002 as a result of the Company’s initial public offering. All other awards referenced for Mr. Campbell in footnote #1 to the Summary Compensation Table were awarded to him in lieu of increases in annual salary or in lieu of annual cash incentive.
     The allocations for 2007 under the Employee Stock Ownership Plan (“ESOP”) for Messrs. Regan, Armstrong, Brandewie and DiCicco are reported in column (b) of footnote #4. The amount reported for each NEO is the estimated number of shares of Company Common Stock to be allocated to that NEO’s ESOP account multiplied by $12.27, the closing price for Company Common Stock on December 31, 2007. The final allocation had not been made as of the date on which this Proxy Statement was printed, but no material difference between the reported amounts and the amounts which will result from the final allocations is expected. Mr. Campbell does not participate in the ESOP, thereby increasing the number of shares of Company Common Stock available for annual allocation to the accounts of the other participating employees. Under the Company’s Amended and Restated Executive Stock Ownership Plan and Agreement (“ExSOP”) with Mr. Campbell, he generally receives the deferred compensation units that he would have been entitled to receive under the ESOP, without regard to certain limitations that would apply if he were a participant in the ESOP. The deferred compensation units awarded to him under the ExSOP are ultimately settled on a one for one basis in Company Common Stock. No amount is reported for Mr. Campbell in column (b) of footnote #4 for 2007 because the earning and crediting of ExSOP units depend on information relating to the ESOP that is not available until the final ESOP allocations have been made. For 2006, 1,547 deferred compensation units were awarded to Mr. Campbell under the ExSOP, with a grant date value of $35,239. It is anticipated that the award for 2007 will have less value than the value of the award for 2006.

     Referring to column (h) of the Summary Compensation Table, the amounts reported for Messrs. Campbell, Regan, Brandewie and DiCicco for 2006 represented primarily performance of the Company’s Common Stock during 2006. Of the $208,052 reported for 2006 in column (h) for Mr. Campbell, $109,731 represented the increase in value of his deferred compensation units under the ExSOP, and $96,321 represented the increase in value of his restricted stock units under the Management Plan. Under both the ExSOP and the Management Plan units will be settled in Company Common Stock on a one-for-one basis. The closing price of Company Common Stock on the first trading day in 2006 was $23.69 and the closing price on the last trading day of 2006 was $30.77. Each share of Company Common Stock paid dividends of $0.36 during 2006. The material terms of the ExSOP are discussed in part 3 of the Compensation Discussion and Analysis, under the heading of “Executive Retirement Benefits.” The material terms of the Management Plan are discussed in part 3 of the Compensation Discussion and Analysis, under the heading of “Long Term Incentives,” and as part of the “Narrative Explanation of Deferred Compensation Table” below. For 2007, trading on Company Common Stock on the first trading day in 2007 opened at $30.77 per share, and closed on the last trading day of 2007 at $12.27 per share, causing losses for each NEO’s account in the Management Plan and in Mr. Campbell’s account in the ExSOP. The loss in value in each account was as follows: ExSOP for Mr. Campbell ($85,458); Management Plan for Mr. Campbell ($267,490); Management Plan for Mr. Regan ($44,660); Management Plan for Mr. Armstrong ($0); Management Plan for Mr. Brandewie ($6,952); and Management Plan for Mr. DiCicco ($12,133).
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Outstanding Equity Awards Table
     The following table outlines outstanding equity-based compensation awards for the Company’s NEOs as of December 31, 2007.

	Option Awards					Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan
			Equity						Plan	Awards:
			Incentive						Awards:	Market or
			Plan						Number of	Payout
		Number of	Awards			Number		Market	Unearned	Value of
	Number of	Securities	Number of			of Shares		Value of	Shares,	Unearned
	Securities	Underlying	Securities			or Units		Shares or	Units or	Shares, Units
	Underlying	Unexercised	Underlying			of Stock		Units of	Other	or Other
	Unexercised	Options (#)	Unexercised	Options	Option	That		Stock That	Rights That	Rights That
	Options (#)	Unexercis-	Unearned	Exercise	Expiration	Have Not		Have Not	have Not	Have Not
Name	Exercisable	able	Options (#)	Price ($)	date	Vested (#)		Vested ($)	Vested (#)	Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)
Marshall J. Campbell	—	—	—	—	—	18,900	[1]	231,903
	—	—	—	—	—	4,375	[2]	53,681
	—	—	—	—	—	1,870	[3]	22,945
	—	—	—	—	—	374	[4]	4,589
	—	—	—	—	—	1,250	[5]	15,337
	—	—	—	—	—	4,585	[6]	56,258
						359	[13]	4,405
						2,092	[14]	25,669
Timothy D. Regan	—	—	—	—	—	2,800	[7]	34,356
	—	—	—	—	—	1,500	[8]	18,405
	20,000	—	—	18.81	03/11/2013	—		—
	6,000	—	—	19.95	05/17/2015	—		—
J. Stephen Armstrong	—	—	—	—	—	2,542	[9]	31,190
	—	—	—	—	—	1,500	[10]	18,405
	20,000	—	—	18.81	03/11/2013	—		—
	6,000	—	—	19.95	05/17/2015	—		—
Douglas E. Brandewie	—	—	—	—	—	2,400	[11]	29,448
	6,000	—	—	19.95	05/17/2015	—		—
Ronald DiCicco	—	—	—	—	—	5,000	[12]	61,350

[1]	These shares were a special award in 2002 relating to the Company’s conversion from mutual to stock form of ownership. They vest on February 1, 2012; or upon Mr. Campbell’s death, his disability, or upon a change in control of the Company.

[2]	At Mr. Campbell’s request that more of his compensation be placed at risk, this award was granted in lieu of cash bonus for 2003. The award will vest on February 1, 2012; or upon Mr. Campbell’s death, his disability, or upon a change in control of Company.

[3]	At Mr. Campbell’s request that more of his compensation be placed at risk, this award was granted in lieu of an increase in Mr. Campbell’s base salary. The award will vest on February 1, 2012; or upon Mr. Campbell’s death, his disability, or upon a change in control of Company.

[4]	At Mr. Campbell’s request that more of his compensation be placed at risk, this award was granted in lieu of cash bonus for 2003. The award will vest on February 1, 2012; or upon Mr. Campbell’s death, his disability, or upon a change in control of Company.

[5]	At Mr. Campbell’s request that more of his compensation be placed at risk, this award was granted in lieu of an increase in Mr. Campbell’s base salary. The award will vest on February 1, 2012; or upon Mr. Campbell’s death, his disability, or upon a change in control of Company.

[6]	At Mr. Campbell’s request that more of his compensation be placed at risk, this award was granted in lieu of cash bonus for 2004. The award will vest on February 1, 2012; or upon Mr. Campbell’s death, his disability, or upon a change in control of Company.

[7]	Vest 1,400 on December 14, 2008; and 1,400 on December 14, 2009. They would vest earlier upon death, upon disability, or upon a change in control of Company.

[8]	Vest on December 14, 2010. They would vest earlier upon death, upon disability, or upon a change in control of Company.

[9]	Vest 1,271 on December 14, 2008; and 1,271 on December 14, 2009. They would vest earlier upon death, upon disability, or upon a change in control of Company.

[10]	Vest on December 14, 2010. They would vest earlier upon death, upon disability, or upon a change in control of Company.

[11]	Vest 1,200 on December 31, 2008; and 1,200 on December 31, 2009. They would vest earlier upon death, upon disability, or upon a change in control of Company.

[12]	Vest on August 25, 2010. They would vest earlier upon death, upon disability, or upon a change in control of Company.

[13]	At Mr. Campbell’s request that more of his compensation be placed at risk, this award was granted in lieu of an increase in Mr. Campbell’s base salary. The award will vest on February 1, 2012, or upon Mr. Campbell’s death, his disability, or upon a Change in Control of Company.

[14]	At Mr. Campbell’s request that more of his compensation be placed at risk, this award was granted in lieu of an increase in Mr. Campbell’s base salary. The award will vest on February 1, 2012, or upon Mr. Campbell’s death, his disability, or upon a Change in Control of Company.
Narrative Explanation to Outstanding Equity Awards Table
     Mr. Campbell has never received restricted stock awards under the SBIP as long term incentive, except for the 2002 award referenced in footnote #1 which was granted as a result of the Company’s initial public offering. As detailed in footnotes numbers 2 through 6, 13 and 14 above, all of the other awards to Mr. Campbell were granted in lieu of increases in his annual salary or in lieu of his annual cash bonuses. The restricted stock awards granted to Messrs. Regan and Armstrong referenced footnotes #7 and #9 respectively were granted to them as a result of the Company’s initial public offering.
     Through 2007 the Compensation Committee has awarded stock options and restricted stock awards under the SBIP using a discretionary methodology based on prior grants and on individual performance. In 2008 the Compensation Committee resolved to review and refine its use of the SBIP to provide appropriate and effective long term incentives to Company’s employees, including the NEOs. Exercising the authority set forth in the Compensation Committee Charter, the Compensation Committee has retained an independent compensation consultant for assistance.
Option Exercises and Stock Vested Table
Amounts realized on equity compensation during the last fiscal year:

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized Upon	Acquired on	Value Realized on
Name	Exercise(#)	Exercise($)	Vesting(#)	Vesting($)
Marshall J. Campbell	0	0	0	0
Timothy D. Regan	0	0	1,400	19,278
J. Stephen Armstrong	0	0	1,271	17,511
Douglas E. Brandewie	0	0	1,200	14,724
Ronald DiCicco	0	0	0	N/A
Narrative Explanation to Option Exercises and Stock Vested Table
     None of the restricted stock awards granted to Mr. Campbell under the Company’s SBIP vest until February 1, 2012. The initial restricted stock awards granted to Messrs. Regan and Armstrong on December 14, 2002 (“Initial Awards”) provided for “cliff vesting” on June 7, 2007. In conjunction with the restricted stock awards granted to Messrs. Regan and Armstrong on May 17, 2005, the vesting provisions for the Initial Awards were amended, effectively creating graded vesting over a six year period. The 1,400 shares referenced for Mr. Regan, and the 1,271 shares referenced for Mr. Armstrong, vested on December 14, 2007. The 1,200 shares referenced for Mr. Brandewie vested on December 31, 2007. Details of the referenced restricted stock awards and the specific vesting dates are set forth in footnote #1 to the Summary Compensation Table, above.

Nonqualified Deferred Compensation Table (Management Plan1 and ExSOP2) (2007)

	Executive	Registrant		Aggregate
	Contributions in	Contributions in Last	Aggregate Earnings in	Withdrawals /	Aggregate Balance at
Name	Last Fiscal Year ($)	Fiscal Year ($)	Last Fiscal Year ($)[3]	Distributions ($)	Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)	(f)
Marshall J. Campbell	96,187	59,286	13,986	0	499,358 [4]
Timothy D. Regan	14,035	3,509	1,243	0	44,660
J. Stephen Armstrong	0	0	0	0	0
Douglas E. Brandewie	20,050	5,012	561	0	21,855
Ronald DiCicco	16,312	4,078	180	0	21,914

[1]	Each NEO is eligible to defer cash incentives under the 2003 Amended and Restated Management Restricted Stock Purchase Plan (“Management Plan”) which permits, on an elective basis, the deferral of all or a portion of annual cash incentives awarded to key executives into restricted stock units (with a Company match of one additional restricted stock unit for each four full restricted stock units) and with the restricted stock units settled on a one-for-one basis in Company Common Stock after termination of employment. Under the Management Plan, dividend equivalents are automatic and are forfeitable in certain circumstances only if they relate to the Company match.

[2]	Mr. Campbell is excluded from, participation in the Bank’s Employee Stock Ownership Plan (the “ESOP”). The Amended and Restated Executive Stock Ownership Plan and Agreement (“ExSOP”) is intended to provide Mr. Campbell with the benefit he would have received under the ESOP, but without the ESOP limitations on the amount of compensation that may be taken into account.

[3]	The amounts set forth in column (d) represent dividends paid on Company shares during 2007. Trading on Company Common Stock on the first trading day in 2007 opened at $30.77 per share, and closed on the last trading day of 2007 at $12.27 per share, causing losses for the NEOs’ accounts. The actual rates of return (losses) for 2007 were: Mr. Campbell, (41%); Mr. Regan, (52%); Mr. Brandewie, (24%); and Mr. DiCicco, (59%).

[4]	This aggregated balance represents the sum of the value of Units (one share of Company stock for each Unit) under (i) the ExSOP, and (ii) the Management Plan.
Narrative Explanation of Nonqualified Deferred Compensation Table
     The activity set forth in this table reflects awards, and contributions, which were made to the ExSOP and to the Management Plan during the 2007 fiscal year which, under the terms of each Plan, were made on account of services provided, and Company operations, during Company’s 2006 fiscal year.
     Messrs. Campbell, Regan, Armstrong, Brandewie and DiCicco were eligible to participate in the Management Plan. A participant may irrevocably elect to participate in the Management Plan for a plan year by giving written notice, early in that plan year, to the Committee of the participant’s election to defer all or any portion of the participant’s annual cash incentive for the plan year (the “Deferred Bonus”). The Company establishes a restricted stock account (the “RSU Account”) for each participant. On the last business day of the month in which the incentive bonus is determined with regard to each plan year, each participant’s RSU Account is credited with a number of restricted stock units equal to the dollar amount of the Deferred Bonus divided by the closing price of the Company’s Common Stock on the last trading day of the plan year. This amount is reported in column (b) for each NEO. For every four full restricted stock units credited to a participant’s RSU Account, on the same day as units are credited above, the Company credits the participant’s RSU Account with one additional restricted stock unit (the “Company Match”). This amount is reported in column (c) for Messrs. Regan, Brandewie and DiCicco. The amount reported in column (c) for Mr. Campbell includes the $24,047 Company Match for Mr. Campbell.
     Under the Management Plan, on the date on which the Company pays cash dividends to its other stockholders, each participant will also be awarded additional restricted stock units equal to the product of the number of restricted stock units in the participant’s RSU Account multiplied by the dividend paid to the Company’s other stockholders for each share of Company Common Stock divided by the closing price of the Company’s Common Stock on the date the dividend is paid (or, if not a business day, on the first business day after the dividend is paid). These units will be subject to all terms and provisions of the Management Plan, including forfeiture and cancellation of restricted stock units credited to a participant’s RSU Account for dividend equivalents to the extent such dividend equivalents are attributable to the Company Match. This amount is reported in column (d) for Messrs. Regan, Brandewie and DiCicco, and is included in the amount reported for Mr. Campbell in column (d).
     Mr. Campbell also receives benefits under the ExSOP. See footnote #2 to this table. Under the ExSOP, the Company has established an account (the “Account”) in Mr. Campbell’s name to which it credits deferred compensation units (the “Units”). The number of Units to be credited to the Account is the number of shares of Company Common Stock that would have been allocated to Mr. Campbell under the Employee Stock Ownership Plan (“ESOP”) if he were a participant thereof, rounded to the nearest whole number of shares and provided that the limitations of Internal Revenue Code Section 401(a)(17) and Section 415 shall be disregarded and bonuses and non-qualified deferred compensation are included in the definition of “compensation” under the ExSOP. The grant date value of Units credited to the Account in 2007, $35,239, is included in the amount reported for Mr. Campbell in column (c).
     Under the ExSOP, Units are also to be credited to the Account equal to the amount of the dividend per share multiplied by the number of Units credited to the Account on the dividend payment date divided by the closing price of the Common Stock. Units are also to be credited to reflect dividends declared on the Company’s Common Stock between December 31st and the date Units are credited to the Account for each year. The value of those Units credited to the Accounts in 2007 is included in the amount reported for Mr. Campbell in column (d).
     The amounts set forth in column (d) represent exclusively dividends paid on Company shares during 2007. Trading on Company Common Stock on the first trading day in 2007 opened at $30.77 per share, and closed on the last trading day of 2007 at $12.27 per share, causing losses for the NEOs’ accounts. The actual rates of return (loss) for 2007 were: Mr. Campbell, (41%); Mr. Regan, (52%); Mr. Brandewie, (24%); and Mr. DiCicco, (59%). The aggregate account balances for each NEO as of the end of 2007 are reported in column (f).
Qualified Plan Pension Benefits Table

		12/31/2006	12/31/2007		Total Increase in
	Number of Years	Present Value	Present Value of	Payments	Present Value of
	Credited Service	of Accumulated	Accumulated	During Last	Accrued
Name	as of 1/1/2007(#)	Benefit($)	Benefit($)	Fiscal Year	Benefits($)
J. Stephen Armstrong	8.083	69,000	74,000	0	5,000
Marshall J. Campbell	1.417	27,000	29,000	0	2,000
Timothy D. Regan	19.667	93,000	100,000	0	7,000
Narrative Explanation of Qualified Plan Pension Benefits Table
     Messrs. Campbell, Regan, and Armstrong have vested retirement benefits payable upon retirement under the ERISA qualified Financial Institutions Retirement Fund (“Pension Plan”). At Mr. Campbell’s recommendation, the Company froze eligibility to participate in the Plan effective February 1, 2003 and froze benefit accruals effective as of February 1, 2004. Freezing participation was based on an analysis of the total benefits provided to employees taking into consideration the establishment of the ESOP in 2001. Messrs. Brandewie and DiCicco are not eligible for benefits under the Pension plan. Upon termination of employment after the named executive officer reaches 65, Campbell, Regan, and Armstrong will receive benefits under the Pension Plan.
     The normal retirement age is age 65. The plan incorporates a five year vesting schedule and includes provisions for death and early retirement. The present value of the accumulated benefit is calculated as of December 31, 2007 and is based on the following assumptions: 50% of qualified benefits valued at 7.75% and 50% valued at 5.00%, discounted to the named executive officer’s current age at a rate of 7.75%. No pre-retirement decrements are used. Benefit accruals were frozen effective February 1, 2004. The normal benefit is payable in the form of a life annuity at age 65. Early retirement benefits can be taken at age 45 with a reduction of 3% times the number of years the participant’s age is less than 65. Each of the three referenced NEOs would be eligible for early retirement benefits.
     The Pension Plan provided for a normal benefit calculated at 1% of average annual salary times years of benefit service (adjusted for the formula in effect prior to January 1, 2003 when the benefit was 2% of average annual salary taking into consideration only the participant’s highest five years of salary). The annual benefit is paid in monthly installments. The plan also provides for a death benefit of 12 times the annual pension benefit (less the sum of pension benefits paid prior to death). The normal form of benefit can be taken, at the participant’s election (with spousal consent in some instances) in the form of lump sums or different forms of joint and survivor annuities which are the actuarial equivalent of the normal benefit.
     The Pension Plan having been frozen, employees hired after February 1, 2003 are not eligible to participate. Prior to that, employees were eligible to participate after one year of service.

Grants of Plan Based Awards (2007)

									All		Grant
								All	Other		Date
								Other	Option		Fair
								Stock	Awards:	Exercise	Value
								Awards:	Number of	or Base	of Stock
		Estimated Possible Payouts Under Non-Equity			Estimated Future Payouts Under Equity			Number of	Securities	Price of	and
		Incentive Plan Awards			Incentive Plan Awards			Shares of	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Options	Awards	Awards
Name	Date	($)	($)	($)	($)	($)	($)	Units (#)	(#)	($/Sh)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Marshall J. Campbell	04/26/2007	0	135,000	202,500	N/A	N/A	N/A	2,451	N/A	N/A	0
	05/17/2007										51,250
Timothy D. Regan	04/26/2007	0	42,210	63,315	N/A	N/A	N/A	0	N/A	N/A	0
J. Stephen Armstrong	04/26/2007	0	45,600	68,400	N/A	N/A	N/A	0	N/A	N/A	0
Douglas E. Brandewie	04/26/2007	0	44,550	66,825	N/A	N/A	N/A	0	N/A	N/A	0
Ronald DiCicco	04/26/2007	0	43,500	65,250	N/A	N/A	N/A	0	N/A	N/A	0
Narrative Explanation to Grants of Plan Based Awards Table
     The amounts set forth in columns (c), (d) and (e) report the threshold, target and maximum possible bonus opportunities that were available for each NEO by grants under the Company’s Executive Bonus Plan for 2007. As reflected in column (l), the Compensation Committee made no payouts on any of those grants to any NEO for 2007. The material terms of the Executive Bonus Plan, the formula employed in its administration for 2007, and the discussion of the Compensation Committee’s decision to make no payouts to any of the NEOs, are discussed in part 3 of the Compensation Discussion and Analysis, under the segment entitled “Annual Cash Incentive.”
     No restricted stock awards were granted under the Company’s SBIP to any NEO as incentive compensation for services performed in 2007. The shares set forth in column (i) for Mr. Campbell represent restricted stock awards made to him in lieu of an increase in his base salary for 2007 (and as compensation for an underpayment of his base salary in 2005); and the amount set forth in column (l) represents the grant date fair value of those restricted stock awards. The awards will vest on February 1, 2012, or upon Mr. Campbell’s death, his disability or upon a Change in Control.
     On April 9, 2008 the Compensation Committee made equity awards as long term incentive to Messrs. Regan, Armstrong, and Brandewie. In reaching its decision the Compensation Committee recognized that the Company’s financial performance for 2007 was caused by two external factors (discussed in the segment of this CD&A entitled “Annual Cash Incentive”), each of which was beyond the control of any of the NEOs. Recognizing the proactive manner in which the NEOs prepared for and dealt with those external factors, in an effort to provide the NEOs with incentive to continue to manage effectively the various effects of those factors the Compensation Committee awarded Messrs. Regan, Armstrong and Brandewie the following equity awards:
•	Restricted Stock Award for 1,000 shares of Company Common Stock. Each award will vest on April 9, 2013. Each award would vest earlier upon the death of the awardee, the awardee’s disability, or upon a change in control of the Company. Each award would be forfeited upon any one of the following events:
(i)	The sum of Bank’s Total Past Due loans, its Nonperforming Assets and its Other Real Estate Owned, is not reduced by 50% by December 31, 2010;

(ii)	The sum of Bank’s 90 Day Past Due loans, its Nonperforming Assets, and its Other Real Estate Owned, is not reduced by 40% by December 31, 2010;

(iii)	The Compensation Committee, by resolution, fails to resolve by December 31, 2010 that the Company has made satisfactory progress in Company’s Total Quality Improvement initiative.

•	Incentive Stock Option Award for 4,000 shares of Company Common Stock. The exercise price is $9.29 per share. The options are not exercisable after April 9, 2020. The options become exercisable if (A) the sum of Bank’s Total Past Due loans, its Nonperforming Assets and its Other Real Estate Owned, is reduced by 50% by not later than December 31, 2010; and (B) the sum of Bank’s 90 Day Past Due loans, its Nonperforming Assets, and its Other Real Estate Owned, is reduced by 40% by not later than December 31, 2010.

•	Incentive Stock Option Award for 1,000 shares of Company Common Stock. The exercise price is $9.29 per share. The options are not exercisable after April 9, 2020. The options become exercisable when the Compensation Committee, by resolution, resolves that the Company has made satisfactory progress in Company’s Total Quality Improvement Initiative.
Each of those three NEOs received awards for the same number of shares and on the same conditions. The Compensation Committee also proposed to award Mr. Campbell a Restricted Stock Award for 2,000 shares of Company Common Stock, and an Incentive Stock Option Award for 10,000 shares of Company Common Stock. The terms and conditions of each of the proposed awards were to have been the same as the awards to Messrs. Regan, Armstrong and Brandewie. At Mr. Campbell’s specific request to the Compensation Committee, no such equity awards were granted to him.
Director Compensation Table (2007)

					Change in
	Fees				Pension
	Earned				Value and
	or			Non-Equity	Nonqualified
	Paid	Stock		Incentive	Deferred
	in	Awards	Option	Plan	Compensation	All other
Name	Cash ($)	($)	Awards($)	Compensation ($)	Earnings ($)	Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Walid Demashkieh	40,800	0	0	0	0	0	40,800
Ronald W. Cooley	32,700	0	0	0	0	0	32,700
Robert L. Patterson	4,400	6,468 [1]	0	0	0	0	10,868
Gerald Bouchard	26,600	0	0	0	0	0	26,600
Janice U. Whipple	31,700	0	0	0	0	0	31,700
Daniel G. Lockwood	750	0	0	0	0	0	750
Bethany Ann Belanger	750	0	0	0	0	0	750

[1]	On May 24, 2007 the Compensation Committee granted a restricted stock award to Mr. Patterson for 300 shares under the Company’s Stock Based Incentive Plan. That award vested on June 25, 2007.
Narrative Explanation of Director Compensation Table
     Non-employee Directors of the Company receive an annual retainer of $8,000. Non-employee Directors of Citizens First Savings Bank also receive an annual retainer of $8,000. In each case, the annual retainer for the Lead Director is $10,000. Annual retainers are paid regardless of Board meeting attendance. Board and Committee meeting fees are paid as follows: $750 per each Board meeting attended; and $600 per each Committee meeting attended, except for the Committee chair who is paid $800 per meeting attended. Directors who are also employees of the Company do not receive additional compensation for their service as Directors.
     The Company maintains a Directors’ Deferred Fee Plan (the “Directors’ Plan”). Under the Directors’ Plan, non-employee Directors of the Company or Citizens First Savings Bank may elect to acquire shares of Common Stock through deferral of fees. A Director who elects to participate in the Directors’ Plan specifies, in advance, the amount of fees to be deferred and whether Common Stock, ultimately distributed to the Director, will be distributed in a “lump sum” or in “installments.” Each participating Director has certain options as to the timing of these distributions, including distribution upon termination of service, at the Director’s normal retirement date or at a date between these two dates as specified by the Director. On April 26, 2007 the Directors’ Plan was amended, effective May 24, 2007, to provide that each Director shall be deemed to have elected to defer 100% of that Director’s annual retainer into the Directors’ Plan.
     Under the Directors’ Plan, each Director is generally credited with share units for each calendar quarter equal to the Director’s deferred fees for that quarter, divided by the closing price of the Common Stock on the last trading day of the quarter. Each Director also receives dividend equivalents on the share units held in the Directors’ Plan for the Director’s account.

     Generally, a Director receives one share of Common Stock for every share unit credited to the Director. In the event of a change in control of the Company or unforeseeable emergency of a Director, the Compensation Committee may decide that all or a portion of the share units may be immediately distributed to the Director. After the death of a Director, the Director’s beneficiaries will receive the distributions to which the Director would have otherwise been entitled.
     The Company prepares for its obligations under the Directors’ Plan by having a Rabbi Trust hold Common Stock that is expected to be needed to fulfill the Company’s obligations to Directors under the Directors’ Plan (although the assets of that Trust are subject to the claims of the Company’s general creditors).
     As non-employee members of the boards of directors of both the Company and the Bank on May 24, 2007 Mrs. Whipple and Messrs. Cooley and Bouchard, received annual retainers of $8,000 for each of those two positions. As the Lead Director of the board of directors of Company, and as the Lead Director of the Bank, Dr. Demashkieh received annual retainers of $10,000 for each of those two positions. Mr. Patterson’s terms on the boards of directors expired on May 24, 2007, so he received no annual retainers in 2007. Ms. Belanger and Mr. Lockwood were appointed to the boards of directors of Company and of Bank in December of 2007, and received no annual retainers in 2007. With the exception of the restricted stock award granted to Mr. Patterson which is discussed below, all remaining fees were earned for attending board and committee meetings.
     Directors are also eligible to receive stock options and restricted stock under the 2001 Stock-Based Incentive Plan (“SBIP”). No equity was granted to any of the non-employee directors under the SBIP in 2007, except for a restricted stock award for 300 shares to Mr. Patterson on May 24, 2007. Dr. Demashkieh, Mr. Cooley and Mrs. Whipple elected to acquire Company shares through deferral of their earned fees for meetings of the boards of directors and meetings of committees held during 2007 pursuant to the Company’s Directors’ Deferred Fee Plan. Mr. Lockwood and Ms. Belanger have so elected with respect to all such meetings held after January 1, 2008. The aggregate number of option awards outstanding at fiscal year end: Dr. Demashkieh, 3,300; Mr. Cooley, 3,300; Mr. Patterson, 0; Mr. Bouchard, 0; Mrs. Whipple, 3,300; Mr. Lockwood, 0; and Ms. Belanger, 0.
Compensation Committee Interlocks and Insider Participation
     In 2007 the Compensation Committee members were Walid Demashkieh, M.D., Chairman, Ronald W. Cooley, and Gerald R. Bouchard. No executive officer of the Company serves on any board of directors or compensation committee of any entity that compensates any member of the Compensation Committee. The regulations of the Securities and Exchange Commission require the disclosure of any related party transactions with members of the Compensation Committee. During the past year, certain directors and officers, including members of the Compensation Committee, and one or more of their associates have been customers of and had business transactions with the Bank. All loans included in such transactions were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, except (in the case of officers but not directors) for certain residential and consumer loans made pursuant to programs generally available to all employees of the Bank, and did not involve more than normal risk of collectability or present other unfavorable features. It is expected that similar transactions will occur in the future.
Transactions with Related Parties
     Directors and executive officers of the Company and their associates were customers of, or had transactions with, the Company, the Bank, or subsidiaries of Company or the Bank, in the ordinary course of business during 2007. Additional transactions may be expected to take place in the future. All outstanding loans to directors and executive officers and their associates, commitments and sales, purchases and placements of investment securities and other financial instruments included in such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral where applicable, as those prevailing at the time for comparable transactions with other persons, except (in the case of officers but not directors) for certain residential and consumer loans made pursuant to programs generally available to all employees of the Bank, and did not involve more than normal risk of collectability or present other unfavorable features.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16 of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and more than ten percent shareholders (“Insiders”) to file with the Securities and Exchange Commission and the Company reports of their ownership of the Company’s securities. Based upon written representations and copies of reports furnished to the Company by Insiders, all Section 16 reporting requirements applicable to Insiders during 2007 were satisfied on a timely basis.

Recommendation of Board of Directors
     The Board of Directors recommends a vote “FOR” the election of the nominees, and your proxy will be so voted unless you specify otherwise.
Proposal 2 — Ratification of Independent Registered Public Accounting Firm
     The Audit Committee of the Board of Directors proposes and recommends the shareholders ratify the selection by the Committee of the firm of BDO Seidman, LLP to serve as the independent registered public accounting firm for the Company for the year 2008. Representatives of BDO Seidman, LLP will be present at the Annual Meeting to make such comments as they desire and to respond to appropriate questions from shareholders of the Company. Action by the shareholders is not required by law in the appointment of the independent registered public accounting firm, but the appointment is submitted by the Audit Committee of the Board of Directors in order to give the shareholders the final choice in the designation of the independent registered public accounting firm. If the resolution approving BDO Seidman, LLP as the Company’s independent registered public accounting firm is rejected by the shareholders then the Committee will reconsider its choice of independent registered public accounting firm. Even if the resolution is approved, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.
Independent Registered Public Accounting Firm Fees
     The following table sets forth the aggregate fees billed to the Company, including out-of-pocket expenses, for the fiscal years ended December 31, 2007 and December 31, 2006 by BDO Seidman, LLP, the Company’s independent registered public accounting firm:

	December 31, 2007	December 31, 2006
Audit Fees (1)	$389,000	$367,300
Audit-Related Fees (2)	$0	$0
Tax Fees	—	—
All Other Fees	—	—
Total	$389,000	$367,300

(1)	All services that are performed to comply with generally accepted auditing standards are included in this category. Also included are fees for services that normally are provided by the accountant in connection with statutory and regulatory filings or engagements, which include: financial audit, quarterly reviews, attest services, statutory audits, comfort letters, consents, “Section 404” audit of Company’s internal controls, and review of documents to be filed with the SEC. Certain services, such as tax services and accounting consultations, are not reported as audit services. To the extent that such services are necessary to comply with generally accepted auditing standards (i.e., tax accrual work), an appropriate allocation of those fees is included in this category. None of the audit hours were performed by people other than full time employees of the independent registered public accounting firm.

(2)	This category includes assurance and related services that are traditionally performed by an independent registered public accounting firm such as employee benefit plan audits, due diligence related to mergers and acquisitions, accounting assistance and audits in connection with proposed or consummated acquisitions, and special assignments related to internal control reviews.
     The Audit Committee is responsible for pre-approving all auditing services and permitted non-audit services to be performed by the independent registered public accounting firm, except as described below.
     The Audit Committee will establish general guidelines for the permissible scope and nature of any permitted non-audit services in connection with its annual review of the audit plan and will review such guidelines with the Board of Directors. Pre-approval may be granted by action of the full Audit Committee or, in the absence of such Audit Committee action, by the Audit Committee Chair whose action shall be considered to be that of the entire Committee. Pre-approval shall not be required for the provision of non-audit services if (1) the aggregate amount of all such non-audit services constitutes no more than 5% of the total amount of revenues paid by the Company to the independent registered public accounting firm, during the fiscal year in which the non-audit services are provided, (2) such services were not recognized by the Company at the time of engagement to be non-audit services, and (3) such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit. No services were provided by BDO Seidman, LLP pursuant to these exceptions.
     The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008, and your proxy will be so voted unless you specify otherwise.
Proposal 3 — Approval of Amended and Restated
Citizens First Bancorp, Inc. Employee Stock Purchase Plan
Purpose and General Description of Plan
     The Amended and Restated Citizens First Bancorp, Inc. Employee Stock Purchase Plan (the “Plan”), was adopted by the Company’s Board of Directors on January 24, 2008, subject to approval by the Company’s shareholders. The Board of Directors of the Company believes that it is in the Company’s best interest to promote employee ownership of Company stock in order to further align their interests with the interests of the Company’s stockholders. Under the Plan, employees may purchase stock in the Company through elective payroll deductions of between 1% and 15% of their compensation. Payroll deductions will accumulate pursuant to their elections and be used to purchase Company stock at the end of the applicable Offering Period (discussed below). The purchase price of the stock may be discounted up to 15% from its fair market value. The fair market value will be the lower of the closing price of the stock on the first day of each Offering Period or the closing price on the last day of each offering period. Once the stock is purchased it will be deposited into accounts kept for employees for this purpose. A copy of the Plan is attached as Appendix A.
Offering Periods
     In general, Offering Periods will be of six months’ duration and commence each January 1 and July 1. The Board may also approve Offering Periods of different durations or with different commencement dates. The first Offering Period will commence April 1, 2008 and end June 30, 2008.
Employees Eligible
     All employees, who have been employed by the Company for at least three months and work more than 20 hours per week are eligible to participate in the Plan, except for seasonal employees and highly compensated employees who are also senior officers of the Company.
Discount on Purchase Price
     The Plan is intended to qualify as an Employee Stock Purchase Plan as defined in Section 423 of the Internal Revenue Code. Section 423 permits discounts of up to 15% off the fair market value of the stock. The discount is not treated as taxable income to the employee at the time of the grant of the right to purchase the stock or at the time the stock is purchased. The Board will determine what, if any, discount will be offered during each Offering Period, in order to promote the goals of the Plan. The discount for the first Offering Period is 10%.
Shareholder Approval
     The Plan was adopted by the Company’s Board of Directors on January 24, 2008 subject to shareholder approval. If the shareholders do not approve the Plan, then the accumulated payroll deductions for the first Offering Period will be returned to the electing employees.
Administration
     The Compensation Committee will be responsible for administering the Plan. The Compensation Committee may delegate certain tasks to the Company’s Retirement Plan Committee which is charged with the overall oversight of the Company’s benefit plans.

Maximum Number of Shares
     The maximum number of shares of Common Stock that may be purchased through the Plan is 250,000. In addition, no employee may purchase in any calendar year more than $25,000 worth of Common Stock (measured by the fair market value of the shares on the first day of each Offering Period).
Amendment and Termination
     The Board of Directors of the Company has reserved the right to terminate or amend the Plan if it determines that doing so is in the best interest of the Company or its shareholders. The Board of Directors may also alter the purchase price, including the price under an Offering Period which is already underway and may shorten any Offering Period, including that of one already underway. An employee may withdraw payroll deductions and terminate that employee’s subscription agreement up to 15 days prior to the end of each Offering Period.
Recommendation of Board of Directors
     The Board of Directors recommends a vote “FOR” approval of the Amended and Restated Citizens First Bancorp, Inc. Employee Stock Purchase Plan and your proxy will be so voted unless you specify otherwise.
Other Information about the Company
     The Company’s Annual Report to Stockholders has been mailed to all persons who were stockholders as of the close of business on the Record Date. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation materials or as having been incorporated by reference into this Proxy Statement.
     A copy of the report on Form 10-K (without exhibits) for the twelve month period ended December 31, 2007, as filed with the SEC, will be furnished without charge to all persons who were stockholders of the Company as of the close of business on the Record Date upon written request to Timothy D. Regan, Secretary, Citizens First Bancorp, Inc., Corporate Office, 525 Water Street, Port Huron, Michigan 48060. In addition, a copy of the Company’s Report on Form 10-K with exhibits for the twelve month period ended December 31, 2007 is also available free of charge on the Company’s website, which is at www.cfsbank.com.

Stockholder Proposals and Nominations
     The Company must receive proposals that stockholders seek to include in the proxy statement and form of proxy for the Company’s next annual meeting no later than December 22, 2008 unless next year’s annual meeting is held on a date more than 30 calendar days from May 22, 2009. In such a case, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation materials for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the SEC.
     The Bylaws of the Company, which are posted on the Company’s website, and a copy of which may be obtained from the Company, set forth the procedures by which a stockholder may properly bring business before a meeting of stockholders, including making nominations for director. Pursuant to the Bylaws, only business brought by or at the direction of the Board of Directors may be conducted at a special meeting. The Bylaws of the Company provide that for a stockholder to properly bring business before an annual meeting, the stockholder must give written notice to the Secretary of the Company not less than ninety (90) days before the date originally fixed for such meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the date on which the Company’s notice to stockholders of the Annual Meeting date was mailed or such public disclosure was made.
By Order of the Board of Directors,

Timothy D. Regan
Secretary
Port Huron, Michigan
April 21, 2008
Appendix A — Amended and Restated Employee Stock Purchase Plan

AMENDED AND RESTATED CITIZENS FIRST BANCORP, INC.
EMPLOYEE STOCK PURCHASE PLAN
1. Purpose. The purpose of this Citizens First Bancorp, Inc. Employee Stock Purchase Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed in a manner consistent with the requirements of Section 423 and related sections of the Code.
2. Definitions.
     (a) “Board” shall mean the Company’s Board of Directors.
     (b) “Code” shall mean the Internal Revenue Code of 1986, as amended.
     (c) “Common Stock” shall mean the Common Stock, $.01 par value, of the Company.
     (d) “Company” shall mean Citizens First Bancorp, Inc., a Delaware corporation, and any Designated Subsidiary of the Company.
     (e) “Compensation” shall mean all cash compensation received by an Employee from the Company or a Designated Subsidiary and includable in the Employee’s gross income for federal income tax purposes, other than any taxable reimbursements. By way of illustration, but not limitation, “Compensation” shall include regular compensation such as salary, wages, overtime, shift differentials, bonuses, commissions, and incentive compensation, but shall exclude relocation reimbursements, expense reimbursements, tuition or other reimbursements, and income realized as a result of participation in any stock option, stock purchase, or similar plan of the Company or any Designated Subsidiary.
     (f) “Designated Subsidiary” shall mean Citizens First Savings Bank, Citizens First Mortgage, L.L.C. and Citizens Mobile Services, L.L.C., and any other Subsidiary of the Company designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.
     (g) “Employee” shall mean any individual who is an employee of the Company for tax purposes. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company, except that where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed by either statute or contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.
     (h) “Fair Market Value” shall mean, as of any date, the value of Common Stock the closing price for such stock (or the closing bid, if no sales were reported) as quoted on the Nasdaq Stock Market for the last market trading day on the date of such determination, as reported in The Wall Street Journal.
     (i) “Offering Commencement Date” shall mean the first day of each Offering Period.
     (j) “Offering Period” shall mean a period of approximately six months during which funds may be accumulated for the exercise of option, commencing and ending as follows: Commencing on the first Trading Day on or after January 1, and terminating on the last Trading Day in the period ending June 30; and commencing on the first Trading Day on or after July 1, and ending on the last Trading Day in the period ending the following December 31. Notwithstanding the foregoing the first Offering Period shall commence March 1, 2008 or as soon thereafter as practical to implement the administration of the Plan and end June 30, 2008. The duration of Offering Periods may be changed pursuant to Section 4 of this Plan.
     (k) “Participant” shall mean an eligible Employee who has elected to participate in the Plan.
     (l) “Plan” shall mean this Citizens First Bancorp, Inc. Employee Stock Purchase Plan.
     (m) “Purchase Date” shall mean the last day of each Offering Period.
     (n) “Purchase Price” shall mean an amount equal to the Fair Market Value of a share of Common Stock on the Offering Commencement Date or on the Purchase Date, whichever is lower; provided, however, that the Purchase Price may be discounted by

0-15% as determined by the Board with respect to each Offering Period and may also be adjusted by the Board pursuant to Section 20 of this Plan.
     (o) “Reserves” shall mean the number of shares of Common Stock covered by each option under the Plan that have not yet been exercised and the number of shares of Common Stock that have been authorized for issuance under the Plan, but not yet placed under option.
     (p) “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or another Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.
     (q) “Trading Day” shall mean a day on which national stock exchanges and the Nasdaq System are open for trading.
3. Eligibility.
     (a) Any Employee employed by the Company on a given Offering Commencement Date shall be eligible to participate in the Plan, except:
(1)	Any Employee employed by the Company for less than three (3) months before the applicable Offering Commencement Date;

(2)	Any Employee whose customary employment is less than 20 hours per week; and

(3)	Any Employee whose customary employment is not more than five (5) months in any calendar year.

(4)	Highly Compensated Employees, as defined under Code Section 414(q), who are also senior officers of the Company.
     (b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (including by attribution under Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase stock of the Company constituting in the aggregate five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company, or (ii) to the extent that his or her option rights to purchase stock under this Plan and any other employee stock purchase plans of the Company and its subsidiaries exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the fair market value of the shares at the time such option is granted) in the aggregate for each calendar year in which such option right is outstanding at any time.
4. Offering Periods. The Plan shall be implemented by consecutive Offering Periods of six (6) months’ duration, with a new Offering Period commencing on the first Trading Day on or after January 1 and July 1 each year, or on such other date as the Board shall determine, and continuing thereafter until terminated in accordance with Section 20 hereof; provided, however, that the first Offering Period shall commence on a trading day specified by the Board, and that the first Offering Period may be of less than six (6) months’ duration. The Board shall have the power to change the duration and timing of Offering Periods with respect to future offerings without shareholder approval.
5. Participation.
     (a) An eligible Employee may become a Participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form provided by the Company and filing it with the designated human resources representative of the Company before the applicable Offering Commencement Date, unless a later time for submission is set by the Board for all eligible Employees with respect to a given Offering Period.
     (b) Payroll deductions for a Participant shall commence on the first payroll date occurring on or after the applicable Offering Commencement Date and shall end on the last payroll date occurring on or before the Purchase Date of the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10 hereof.
6. Payroll Deductions.
     (a) At the time a Participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount equal to a whole percentage (e.g., 1%, 2%, etc.), but not exceeding fifteen percent (15%), of the Compensation that he or she receives on each pay day during the Offering Period.

     (b) All payroll deductions made for a Participant shall be credited to his or her account under the Plan. A Participant may not make any additional payments into such account. A Participant’s account shall be only a bookkeeping account maintained by the Company, and neither the Company nor any Subsidiary shall be obligated to segregate or hold in trust or escrow any funds in a Participant’s account. Except for amounts not expended because of the Plan rule that fractional shares shall not be purchased, no amount of accumulated payroll deductions shall be carried over with respect to any Participant from the end of one offering period to the beginning of another.
     (c) A Participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, but no other change can be made and, specifically, a Participant may not alter the rate of his or her payroll deductions during an Offering Period. A Participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.
     (d) Notwithstanding the foregoing, to the extent necessary to comply with the limitations of Section 423(b)(8) of the Code and Section 3(b) hereof, a Participant’s payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period. In such event, payroll deductions shall recommence at the rate provided in such Participant’s subscription agreement at the beginning of the first Offering Period scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10 hereof.
     (e) At the time the option is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the Participant must make adequate provision for federal, state, or other tax withholding obligations, if any, arising upon the exercise of the option or the disposition of the Common Stock. The Company may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company to meet applicable withholding obligations related to the Participant’s tax obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee that may be available to it.
7. Grant of Option. Effective on the Offering Commencement Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Purchase Date of such Offering Period, at the applicable Purchase Price, a number of shares of the Company’s Common Stock determined by dividing such Employee’s total payroll deductions actually made before such Purchase Date and retained in the Participant’s account as of the Purchase Date by the applicable Purchase Price without adjustment for changes in the Compensation of the Participant.
8. Exercise of Option. Unless a Participant withdraws from the Plan as provided in Section 10 hereof, or except to the extent that the limitation of Section 423(b)(8) of the Code would otherwise be violated, his or her option for the purchase of shares shall be exercised automatically on the Purchase Date, and the maximum number of full shares subject to the option shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions in the Participants account. No fractional shares shall be purchased; any payroll deductions accumulated in a Participant’s account that are insufficient to purchase a full share shall be retained in the Participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 10 hereof. Any other funds left over in a Participant’s account after the Purchase Date shall be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by him or her.
9. Delivery. As promptly as practicable after each Purchase Date on which a purchase of shares occurs, the Company shall arrange for the delivery to each Participant or his or her broker, or to a broker designated by the Committee, of a stock certificate evidencing the shares purchased upon exercise of the option. Shares may be registered in the name of the Participant or jointly in the name of the Participant and his or her spouse as joint tenants with right of survivorship.
10. Withdrawal.
     (a) A Participant may withdraw all, but not less than all, the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time on or before fifteen (15) calendar days before the Purchase Date by giving written notice to the designated human resources representative of the Company in the form provided by the Company. All of the Participant’s payroll deductions credited to his or her account shall be paid to such Participant promptly after receipt of notice of withdrawal, such Participant’s option for the Offering Period shall automatically be terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period or any Offering Period thereafter unless the Participant delivers to the Company a new subscription agreement.

     (b) A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any succeeding Offering Period commencing after the termination of the Offering Period from which the Participant withdraws.
11. Termination of Employment. Upon a Participant’s ceasing to be an Employee for any reason at any time on or before a Purchase Date of an Offering Period, he or she shall be deemed to have elected to withdraw from the Plan, and the payroll deductions credited to such Participant’s account during such Offering Period shall be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, and such Participant’s option shall be automatically terminated.
12. No Interest. No interest shall accrue or be payable on the payroll deductions of a Participant in the Plan.
13. Stock.
     (a) The shares of Common Stock to be sold to Participants under the Plan may, at the election of the Company, be either treasury shares or shares originally issued by the Company.
     (b) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of the Company’s Common Stock available for sale under the Plan shall be 250,000 shares. If on a given Purchase Date the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.
     (c) The Participant shall have no interest or voting rights in shares covered by his or her option or in any dividends declared by the Company in respect of its outstanding Common Stock until such option has been exercised.
     (d) Shares to be delivered to a Participant under the Plan shall be registered in the name of the Participant or in the name of the Participant and his or her spouse, as designated by the Participant.
14. Administration. The Plan shall be administered by the Company’s Compensation Committee or, if so delegated by the Compensation Committee, the Retirement Plans Committee. The Compensation Committee or its designated committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision, and determination made by the Compensation Committee or its designated committee shall, to the fullest extent permitted by law, be final and binding upon all parties.
15. Designation of Beneficiary.
     (a) A Participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to an Purchase Date on which the option is exercised, but before delivery to such Participant of such shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death before exercise of the option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.
     (b) Such designation of beneficiary maybe changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such shares and/or cash to the personal representative of the estate of the Participant or, if to the best of the Company’s knowledge no such personal representative has been appointed, the Company, in its discretion, may deliver such shares and/or cash to the spouse of the Participant.
16. Transferability. Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge, or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17. Use of Funds. All payroll deductions received or held by the Company under the Plan shall be general corporate funds and as such may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions or pay interest thereon.
18. Reports. Individual accounts shall be maintained for each Participant in the Plan. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased, and the remaining cash balance, if any.
19. Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger, or Asset Sale.
     (a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the Reserves, the maximum number of shares each Participant may purchase per Offering Period, as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final and binding on all parties. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or of securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.
     (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Purchase Date (the “New Purchase Date”), and shall terminate immediately before the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The New Purchase Date shall be before the date of the Company’s proposed dissolution or liquidation. The Board shall notify each Participant in writing, at least ten (10) business days before the New Purchase Date, that the Purchase Date for the Participant’s option has been changed to the New Purchase Date and that the Participant’s option shall be exercised automatically on the New Purchase Date, unless before such :date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.
     (c) Merger or Asset Sale. In the event of a sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option shall be assumed, or an equivalent option substituted, by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume the option or substitute equivalent options, the Offering Period then in progress shall be shortened by setting a new Purchase Date (the “New Purchase Date”). The New Purchase Date shall be before the date of the Company’s proposed sale or merger. The Board shall notify each Participant in writing, at least ten (10) business days before the New Purchase Date, that the Purchase Date for the Participant’s option has been changed to the New Purchase Date and that the Participant’s option shall be exercised automatically on the New Purchase Date, unless before such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.
20. Amendment and Termination.
     (a) The Board of Directors of the Company may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board of Directors on any Purchase Date if the Board determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its shareholders. Except as provided in Section 19 and this Section 20 hereof, no amendment may make any change in any option theretofore granted that adversely affects the rights of any Participant. To the extent necessary to comply with Section 423 of the Code (or any other applicable law, regulation, or stock exchange rule), the Company shall obtain shareholder approval in such manner and to such degree as required.
     (b) Without shareholder consent and without regard to whether any Participant’s rights may be considered to have been “adversely affected,” the Board shall be entitled to: change the Offering Periods, the maximum amount of permitted payroll deductions, and the frequency and/or number of permitted changes in the amount withheld during an Offering Period; permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections; establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation; and establish such other limitations and procedures as the Board determines in its sole discretion are advisable.

     (c) In the event that the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequences including, but not limited to:
(1)	Altering the Purchase Price for any Offering Period, including an Offering Period underway at the time of the change in Purchase Price; or

(2)	Shortening any Offering Period so that the Offering Period ends on a new Purchase Date, including an Offering Period underway at the time of the Board action.
Such modifications or amendments shall not require stockholder approval or the consent of any Plan Participants.
21. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
22. Conditions Upon Issuance of Shares.
     (a) Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange on which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.
     (b) As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.
23. Term of Plan. The Plan shall become effective at the first Offering Commencement Date following its adoption by the Board, subject to approval by the shareholders in accordance with Treasury Regulations Section 1.423-2(c) within 12 months after its adoption by the Board. Once effective, the Plan shall continue in effect for a term of five (5) years unless sooner terminated by the Board pursuant to Section 20 hereof.
24. Additional Restrictions of Rule 16b-3. The terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. In the cases of any such persons, this Plan and options issued to such persons shall be deemed to contain, and the shares issued upon exercise of such options shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions on behalf of such persons.

CITIZENS FIRST BANCORP, INC.

, 2008	By:
Its

X PLEASE MARK VOTES REVOCABLE PROXY AS IN THIS EXAMPLE CITIZENS FIRST BANCORP, INC. With- For all ANNUAL MEETING OF STOCKHOLDERS May 22, 2008 — 10:00 a.m. Local Time THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS I, the undersigned stockholder of Citizens First Bancorp, Inc. (the “Company”), Port Huron, Michigan, do hereby nominate, constitute, and appoint the official proxy committee of the Company, consisting of the full board of directors of the Company, with full power of substitution, and in my name, place and stead, to vote all the common stock of said Company, standing in my name on its books on March 21, 2008, at the Annual Meeting of the stockholders to be held on May 22, 2008 at 10:00 A.M. (local time) at the Harborside Office Center, 1411 Third Street, Port Huron, Michigan or any postponements or adjournments thereof with all the powers the undersigned would possess if personally present as follows. This proxy revokes all prior proxies given by the undersigned. Please be sure to sign and date this Proxy in the box below. Date: Stockholder sign above Co-holder (if any) sign above 1. To elect three members (terms to expire 2011) For hold Except to the Board of Directors. Nominees: Ronald W. Cooley Daniel G. Lockwood Dan L. DeGrow INSTRUCTION: To withhold your vote for any individual nominee, mark “For All Except” and write that nominee’s name on the line provided below. ___ For Against Abstain 2. To ratify the appointment of BDO Seidman, LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2008. 3. To approve the Amended and Restated Citizens First Bancorp, Inc. Employee Stock Purchase Plan. 4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof. PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING. (When signing as Attorney, Executor, Administrator, Trustee, Guardian, please give full title. If more than one Trustee, all should sign. All joint owners should sign.) This proxy is solicited by the Board of Directors and confers authority to vote “FOR” the nominees noted above, “FOR” proposal 2 above, and “FOR” proposal 3 above, unless otherwise marked. If any other business is presented at the meeting, this proxy shall be voted in accordance with the recommendations of the Board of Directors. All shares represented by properly executed proxies will be voted as directed. The Board of Directors recommends a vote “FOR” the directors nominated by the Board of Directors, “FOR” proposal 2 above, and “FOR” proposal 3 above. This proxy may be revoked prior to its exercise by either written notice or personally at the meeting or by a subsequently dated proxy.

—— Detach above card, date, sign and mail in postage paid envelope provided. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED. ___ ___~S.CONT